Filed Pursuant to Rule 424(b)(2)
Registration No. 333-275570

Subject to Completion
Preliminary Prospectus Supplement dated June 2, 2026
The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not offers to sell nor do they seek offers to buy those securities in any jurisdiction where the offer or sale is not permitted.
PROSPECTUS SUPPLEMENT
(to prospectus dated November 15, 2023)

$

Arch Capital Group Ltd.
$ % Senior Notes due 2036
$ % Senior Notes due 2056

Arch Capital Group Ltd. (the “issuer”) is offering $        aggregate principal amount of         % senior notes due 2036 (the “ 2036 notes”) and $        aggregate principal amount of         % senior notes due 2056 (the “2056 notes” and, together with the 2036 notes, the “notes”). The issuer will pay interest on the notes semi-annually on          and          of each year, beginning on        , 2026. The 2036 notes will mature on    ,2036 and the 2056 notes mature on    , 2056. The maturity date of the notes may be deferred in certain circumstances as described under the caption “Description of Notes—Principal, Interest and Maturity.” The issuer may redeem some or all of the notes at any time at the applicable redemption prices described under the caption “Description of Notes—Optional Redemption.” The issuer may also redeem all of the Notes under the circumstances described under the heading “Description of Notes—Redemption for Tax Purposes.” Notwithstanding the foregoing, the notes will not be redeemable at any time, including at any applicable maturity date, unless the Conditions to Redemption (as defined herein) have been satisfied and will continue to be satisfied immediately before or after giving effect to the redemption of such notes.
The issuer intends to use the net proceeds from this offering to redeem, repurchase, repay or otherwise retire the 2026 Existing Notes (as defined herein) and finance the Tender Offers (as defined herein). Any net proceeds not used for the foregoing will be used for general corporate purposes. See “Use of Proceeds.”
The notes will be senior unsecured obligations of the issuer, will rank equally with any of the issuer’s senior unsecured and unsubordinated indebtedness from time to time outstanding, be senior in right of payment to our future indebtedness that is expressly subordinated in right of payment to the notes, be effectively subordinated to all secured indebtedness of the issuer to the extent of the value of the assets securing such indebtedness; be effectively subordinated to all existing and future obligations (including amounts owed to holders of reinsurance and insurance policies) of the issuer’s subsidiaries and not be guaranteed by any of the issuer’s subsidiaries. The issuer does not intend to apply for listing of the notes on any securities exchange or quotation on any automated quotation system.
An investment in the notes involves risks. See “Risk Factors” beginning on page S-10 of this prospectus supplement to read about important factors you should consider before investing in the notes.

None of the Securities and Exchange Commission, the Bermuda Monetary Authority, the Registrar of Companies in Bermuda, or any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

	Public offering price(1)		Underwriting discounts		Proceeds, before expenses, to issuer(1)
	Per note	Total	Per note	Total	Per note	Total
2036 notes	%	$	%	$	%	$
2056 notes	%	$	%	$	%	$
Combined total		$		$		$
___________________
(1)    Plus accrued interest, if any, from , 2026 if settlement occurs after that date.
The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company (“DTC”) against payment in New York, New York on or about     ,2026.

Active Joint Book-Running Managers

Wells Fargo Securities	BofA Securities	J.P. Morgan	Lloyds Securities

Passive Joint Book-Running Manager

RBC Capital Markets
The date of this prospectus supplement is    , 2026.

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering, including risk factors and material tax considerations, and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. It is important for you to read and consider all information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein in making your investment decision. To fully understand this offering, you should also read all of these documents, including our Annual Report on Form 10-K for the year ended December 31, 2025 (“2025 Form 10-K”) and in our quarterly report on Form 10-Q for the quarter ended March 31, 2026 (“2026 First Quarter Form 10-Q”) and the other documents referred to under the caption “Where You Can Find Additional Information” in this prospectus supplement. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information in this prospectus supplement shall control.
You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and in the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.
In this prospectus supplement and in the accompanying prospectus, except as otherwise noted or the context requires otherwise: (a) “ACGL” or “issuer” refers to Arch Capital Group Ltd., (b) “Arch Finance” refers to our 100% owned U.S. subsidiary, Arch Capital Finance LLC, (c) “we,” “us,” “our,” “Arch” and “the Company” refer to ACGL and its subsidiaries and (d) “Arch Re Bermuda” refers to our wholly owned Bermuda reinsurance subsidiary, Arch Reinsurance Ltd.
Unless otherwise indicated, all amounts are expressed in U.S. dollars and all references to “$” and “dollars” mean U.S. dollars. Certain monetary amounts, percentages and other figures included in this prospectus supplement have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.
NOTICE TO PROSPECTIVE INVESTORS IN THE EUROPEAN ECONOMIC AREA
None of this prospectus supplement, the accompanying prospectus nor any related free writing prospectus is a prospectus for the purposes of the Prospectus Regulation (as defined below). This prospectus supplement, the accompanying prospectus and any related free writing prospectus have been prepared on the basis that any offer of notes in any Member State of the European Economic Area (the “EEA”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly, any person making or intending to make an offer in that Member State of notes which are the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus and any related free writing prospectus may only do so with respect to Qualified Investors. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of notes other than to Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
Prohibition of Sales to EEA Retail Investors —The notes are not intended to be offered, sold or otherwise made available to and should not be offered sold or otherwise made available to any retail investor in the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a Qualified Investor. Consequently no key information document required by Regulation (EU) No. 1286/2014, (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

NOTICE TO PROSPECTIVE INVESTORS IN THE UNITED KINGDOM
This prospectus supplement is for distribution only to, and is directed only at, persons who are (i) persons having professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”), (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order, (iii) persons outside the United Kingdom (“UK”), or (iv) persons to whom it may otherwise lawfully be communicated or caused to be communicated, all such persons together being referred to as “Relevant Persons.” The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, Relevant Persons. This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by any recipients to any other person. This prospectus supplement is directed only at Relevant Persons and any person in the UK that is not a Relevant Person should not act or rely on this prospectus supplement or its contents.
Any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) in connection with the issue or sale of any securities may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to the issuer.
All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the notes in, from or otherwise involving the UK.
The notes are not being offered to the public in the UK.
Any distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) (for the purposes of this paragraph, a “distributor”) subsequently offering, selling or recommending the notes is responsible for undertaking its own target market assessment in respect of the notes and determining the appropriate distribution channels. Neither we nor any of the underwriters make any representations or warranties as to a distributor’s compliance with the UK MiFIR Product Governance Rules.
Prohibition of Sales to United Kingdom Retail Investors — The notes are not intended to be offered, sold, distributed or otherwise made available to and should not be offered, sold, distributed or otherwise made available to any retail investor in the UK. For these purposes, a “retail investor” means a person who is either one (or both) of the following: (i) not a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) not a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024 (“POATRs”).. Consequently no disclosure document required by the FCA Product Disclosure Sourcebook (“DISC”) for offering, selling or distributing the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering, selling or distributing the notes or otherwise making them available to any retail investor in the UK may be unlawful under DISC and the Consumer Composite Investments (Designated Activities) Regulations 2024.
Each person in the UK who receives any communication in respect of, or who acquires any notes under, the offers to the public contemplated in this prospectus supplement, or to whom the notes are otherwise made available, will be deemed to have represented, warranted, acknowledged and agreed to and with each underwriter and us that it and any person on whose behalf it acquires notes is not a “retail investor” (as defined above).
This prospectus supplement has been prepared on the basis that any offer of the notes in the UK will be made pursuant to an exception from the public offer prohibition contained in the POATRs. This prospectus supplement is not a prospectus for the purpose of the Prospectus Rules: Admission to Trading on a Regulated Market sourcebook of the FCA Handbook.
Accordingly, any person making or intending to make an offer in the UK of notes which are the subject of the offering contemplated in this prospectus supplement may only do so to a legal entity which is not a retail investor. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of notes through any financial intermediary, other than offers made by the underwriters, which constitute the final placement of the notes contemplated in this prospectus supplement.
The permission of the BMA, under the provisions of the Exchange Control Act 1972 and related regulations, is no longer required for the issuance and transfer of securities of Bermuda companies. Currently, securities of Bermuda companies may be offered or sold in Bermuda only in compliance with the provisions of the Companies Act 1981 of Bermuda and the Bermuda Investment Business Act 2003 (as amended), which, inter alia, regulates the sale of securities in or from Bermuda.

Bermuda enacted the Beneficial Ownership Act 2025 (the “BO Act”) on 28 September 2025 (which was brought into force of 3 November 2025) requiring certain legal persons in Bermuda to identify beneficial owners and maintain a beneficial ownership register. For so long as our shares are listed on an “appointed stock exchange” (which includes the Nasdaq Global Select Market) we will be exempted from the requirements of the BO Act, save for the requirement to (i) confirm our exempted status with the Registrar of Companies in Bermuda (the “Registrar”) and file with the Registrar proof of that exemption and (ii) notify the Registrar as soon as practicable (and no later than 14 days) if we are listed on a new stock exchange or de-listed from an existing stock exchange.

PROSPECTUS SUPPLEMENT SUMMARY
This summary is not complete and does not contain all the information you should consider. You should carefully read the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision, including the sections entitled “Risk Factors” in this prospectus supplement and in the accompanying prospectus, the “Risk Factors” sections in our 2025 Form 10-K and 2026 First Quarter Form 10-Q, and the section entitled “Cautionary Note Regarding Forward-Looking Statements.”
Arch Capital Group Ltd.
Arch Capital Group Ltd. is a Bermuda exempted company limited by shares with approximately $26.9 billion in capital at March 31, 2026 and, through operations in Bermuda, the United States, the United Kingdom, Europe, Canada and Australia, writes insurance, reinsurance and mortgage insurance on a worldwide basis through its wholly owned subsidiaries. While we are positioned to provide a full range of property, casualty and mortgage insurance and reinsurance lines, we focus on writing specialty lines of insurance and reinsurance.
The worldwide property casualty insurance and reinsurance industry is highly competitive and has traditionally been subject to an underwriting cycle in which a hard market (high premium rates, restrictive underwriting standards, as well as terms and conditions, and underwriting gains) is eventually followed by a soft market (low premium rates, relaxed underwriting standards, as well as broader terms and conditions, and underwriting losses). Property casualty market conditions may affect, among other things, the demand for our products, our ability to increase premium rates, the terms and conditions of the insurance policies we write, changes in the products offered by us or changes in our business strategy.
The financial results of the property casualty insurance and reinsurance industry are influenced by factors such as the frequency and/or severity of claims and losses, including natural disasters or other catastrophic events, variations in interest rates and financial markets, changes in the legal, regulatory and judicial environments, inflationary pressures and general economic conditions. These factors influence, among other things, the demand for insurance or reinsurance, the supply of which is generally related to the total capital of competitors in the market. Mortgage insurance and reinsurance is subject to similar cycles to property casualty except that they have historically been more dependent on macroeconomic conditions.
Regulation
Group Supervision Rules. Under the Bermuda Insurance (Group Supervision) Rules 2011 (“Group Supervision Rules”), the Bermuda Monetary Authority ( the “BMA”) acts as group supervisor of our group of insurance and reinsurance companies (“Group”) and has designated Arch Re Bermuda as the designated insurer. As Group supervisor, the BMA performs a number of supervisory functions including, but not limited to, coordinating the gathering and dissemination of information which is of importance for the supervisory task of other competent authorities; carrying out a supervisory review and assessment of the Group; and carrying out an assessment of the Group’s compliance with the rules on solvency, risk concentration, intra-Group transactions and good governance procedures.
In carrying out its functions, the BMA makes rules for assessing the financial situation and the solvency position of the Group and/or its members and regulating intra-Group transactions, risk concentration, governance procedures, risk management and regulatory reporting and disclosure.
Group Solvency. The Group Rules (as defined herein) apply to our Group so long as the BMA remains our Group supervisor. Through the Group Rules, the BMA may take action which affects ACGL. A summary of certain of the Group Solvency Rules (as defined herein) is set forth below.
•Group Solvency Self Assessment (“GSSA”). The Group Rules require the board of directors of the parent company of the Group (the “Parent Board”) to establish solvency self assessment procedures that factor in all the foreseeable reasonably material risks. Such procedures should be carried out at least annually and assess the quality and quantity of the capital required to adequately cover the risks to which the Group is exposed. Such procedures must also be an integral part of the Group’s risk management framework and be reviewed and evaluated on a regular basis by the Parent Board. In particular, the GSSA should, among other things, demonstrate consideration of the relationship between risk management, the quality and quantity of capital resources, the impact of risk mitigation techniques and diversification and correlation effects between material risks; a description of the Group’s risk appetite; be forward-looking; include appropriate stress and scenario testing and appropriately reflect all assets and liabilities, material off-balance sheet arrangements, material intra group transactions, relevant managerial practices, systems and controls and a valuation basis that is aligned with the risk characteristics and business model of the Group.
•Group Minimum Solvency Margin (“Group MSM”) and Group Enhanced Capital Requirement (“Group ECR”). The Group must ensure that the value of its total statutory Group capital and surplus exceeds the aggregate of (i) the amount of the aggregate minimum margins of solvency of each qualifying member of the Group controlled by the parent company, and (ii) the parent company’s percentage shareholding in each member where it exercises significant influence over such member but does not control it, multiplied by the member’s minimum solvency margin. A member is a qualifying member of the Group if it is subject to solvency requirements in the jurisdiction in which it is registered. Where the parent company exercises control in relation to any member of the group, the minimum margin of solvency of such member shall be its individual minimum solvency margin. Where the parent company exercises significant influence on any member of the Group, the minimum margin of solvency applicable to that member for purposes of calculating the Group MSM shall be an amount equal to the parent company’s percentage shareholding in the member multiplied by that member’s minimum margin of solvency. “Control” and “significant influence” shall be determined in accordance with either the IFRS or GAAP used to prepare the Group’s IFRS or GAAP financial statements.
•Group Eligible Capital. To enable the BMA to better assess the quality of the group’s capital resources, the Designated Insurer is required to disclose the makeup of the Group’s capital in accordance with a 3-tiered eligible capital system. Under the eligible capital requirements, all of the Group’s capital instruments are classified as either basic or ancillary capital which in turn are classified into one of three tiers based on their “loss absorbency” characteristics. Highest quality capital is classified as Tier 1 Capital, lesser quality capital is classified as either Tier 2 Capital or Tier 3 Capital. Under the Group Supervision Rules, the Group’s Tier 1 Capital shall be not less than 60% of the value of the group’s ECR. Tier 2 Capital shall not be more than 66.67% of Tier 1 while Tier 3 Capital shall be no more than 17.65% of the sum of Tier 1 or Tier 2 Capital.
•Economic Balance Sheet. The BMA has embedded an economic balance sheet (“EBS”) framework as part of the Group Bermuda Solvency Capital Requirement (“BSCR”) which forms the basis for the Group’s ECR The premise underlying the EBS framework is the idea that assets and liabilities should be valued on a consistent economic basis. Under the Group Solvency Rules an insurance group is required to maintain available group statutory economic capital and surplus in an amount that is equal to or exceeds the value of the Group ECR which is established by reference to the group BSCR.
As of December 31, 2025, our total available group statutory economic capital and surplus under the BMA’s EBS framework was $28.5 billion and our Group ECR was $9.5 billion. This equated to a BSCR ratio, computed as available group statutory economic capital and surplus divided by Group ECR, of 300%. Although not specifically referred to in the Insurance Act 1978 (and its related regulations), an insurance group’s target capital level is equal to 120% of group ECR as calculated pursuant to the group BSCR formula.
As further described below, the foregoing figures are prepared solely for and under the BMA’s current regulatory framework and are calculated by us in accordance with the Insurance Act 1978 (and its related regulations) and current regulatory guidance. Such figures include multiple assumptions and estimates as prescribed under the BMA’s EBS framework and believed by management to be reasonable as of such time they were made. In addition, such figures are prepared for the BMA and submitted only on an annual basis and reflect the information available as of such time and based on the BMA’s current rules and regulations, which are subject to change by the BMA at any time. As a result these figures should not be relied on as a reflection of our financial results or be viewed as any substitute for full financial statements prepared in accordance with GAAP, and they should not be viewed as indicative of our financial results or solvency capital information for any future period. Investors should exercise caution in relying on this information and should not draw any inferences from this information regarding financial data.
Tender Offers
Substantially concurrent with this offering, our wholly-owned subsidiaries, Arch Finance and Arch Capital Group (U.S.) Inc., intend to commence cash tender offers (each a “Tender Offer” and collectively, the “Tender Offers”) to purchase (with an aggregate purchase price of up to $350 million (the “Maximum Amount”)) (1) Arch Finance’s 5.031% Senior Notes due 2046 (the “2046 Tender Offer Notes”), of which $450 million aggregate principal amount is outstanding as of the date of this prospectus supplement, and (2) Arch Capital Group (U.S.) Inc.’s 5.144% Senior Notes due 2043 (the “2043 Tender Offer Notes” and, together with the 2046 Tender Offer Notes, the “Tender Offer Notes”), of which $500 million aggregate principal amount is outstanding as of the date of this prospectus supplement, subject to certain terms and conditions of the Tender Offers, including the consummation of this offering.

We cannot assure you that the Tender Offers will be consummated. Each offeror is permitted, subject to applicable law, to amend, extend or terminate its Tender Offer. As a result, the aggregate principal amount of the Tender Offer Notes tendered and accepted for purchase, and the cash consideration paid pursuant to the Tender Offers, may differ from the assumed amounts presented herein. The offerors reserve the right, in their sole discretion, subject to applicable law, to increase or decrease the Maximum Amount, but there can be no assurance that the offerors will do so. Tender Offer Notes accepted for purchase on any settlement date will be accepted in accordance with their acceptance priority levels set forth in the Offer to Purchase (as defined below).
The Tender Offers are being made solely pursuant to the terms and conditions described in the Offer to Purchase, to be dated on or about June 2, 2026 (the “Offer to Purchase”). The consummation of the Tender Offers are conditioned upon, among other things, the successful completion of this offering. This offering, however, is not conditioned on the consummation of the Tender Offers or the tender of any specific amount of Tender Offer Notes. We cannot provide any assurance as to the amount of Tender Offer Notes that will be tendered in the Tender Offers or that the Tender Offers will be consummated. If the Tender Offers are not consummated or the full amount of net proceeds is not used to fund the Tender Offers and to redeem, repurchase, repay or otherwise retire the 4.011% Senior Notes due 2026 issued by Arch Finance (the “2026 Existing Notes”), we intend to use any remaining net proceeds for general corporate purposes, which may include the repayment of other outstanding indebtedness. See “Use of Proceeds.” Wells Fargo Securities, LLC and BofA Securities, Inc. are acting as dealer managers for the Tender Offers. See “Underwriting (Conflicts of Interest).” Neither this prospectus supplement nor the accompanying prospectus constitutes an offer to purchase or a solicitation of an offer to sell or buy Tender Offer Notes. Any offer to purchase Tender Offer Notes will be made solely on the terms and subject to the conditions set forth in the Offer to Purchase.
One or more of the underwriters or their respective affiliates may be holders of the 2026 Existing Notes or Tender Offer Notes and, accordingly, may receive a portion of the net proceeds from this offering in connection with such redemption or purchase of the 2026 Existing Notes or the Tender Offers. Accordingly, this offering will be conducted in accordance with FINRA Rule 5121. See “Underwriting (Conflicts of Interest).”
Principal Executive Office
Our registered office is located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda (telephone number: (441) 295-1422), and our principal executive offices are located at Waterloo House, Ground Floor, 100 Pitts Bay Road, Pembroke HM 08, Bermuda (telephone number: (441) 278-9250). We maintain a website at http://www.archcapgroup.com. The information contained on our website is not incorporated herein by reference and does not form a part of this prospectus supplement or the accompanying prospectus.

THE OFFERING
The following is a brief summary of certain terms of this offering of the notes of ACGL. For a more complete description of the notes, see “Description of Notes” in this prospectus.

Issuer	Arch Capital Group Ltd.
Notes offered	$ aggregate principal amount of % senior notes due 2036 $ aggregate principal amount of % senior notes due 2056
Interest rates	The 2036 notes will bear interest at a rate of % per annum. The 2056 notes will bear interest at a rate of % per annum.
Maturity
          , 2036 for the 2036 notes and , 2056 for the 2056 notes (each, a “Scheduled Maturity Date”), provided, in each case, that on such date, the applicable Conditions to Redemption (as defined herein) are satisfied. If the Conditions to Redemption are not satisfied on such date, the notes will mature on the applicable Final Maturity Date (as defined below).
If the applicable Conditions to Redemption are not satisfied on the applicable Scheduled Maturity Date, then the applicable notes will not become due and payable on such date, interest will continue to accrue at the applicable rate set forth above and be payable on the interest payment dates and, following such applicable Scheduled Maturity Date, such notes will become due and payable on the earlier of (i) 10 business days after the applicable Conditions to Redemption become satisfied and would continue to be satisfied if the final redemption payment were made (so long as such requirements continue to be so satisfied on such 10th business day), and (ii) the date on which a Winding-Up occurs with respect to the issuer (such date, as applicable, the “Final Maturity Date”).
Repayment on the applicable Scheduled Maturity Date will not be permitted if immediately before or after giving effect to the repayment of such notes, the applicable Conditions to Redemption (as defined herein) are not satisfied.
If, at any time in the six months prior to the applicable Scheduled Maturity Date, the issuer does not (or would not after giving effect to the repayment of the notes) satisfy the Conditions to Redemption, the issuer will become subject to a “Replacement Capital Obligation.” Under the Replacement Capital Obligation, the issuer would be required to promptly begin using Commercially Reasonable Efforts (as defined herein), subject to the occurrence of a Market Disruption Event (as defined herein), to raise a sufficient amount of proceeds to repay the notes from issuance of new capital instruments (other than common equity or common equity-linked instruments) having equal or better capital treatment as the applicable notes under the Group Rules (as defined herein) (in each case, subject to the terms and conditions described in the “Description of Notes”). If the Replacement Capital Obligation is satisfied, or the Conditions to Redemption are otherwise satisfied through other means prior to the applicable Scheduled Maturity Date, then the applicable Scheduled Maturity Date will be the Final Maturity Date. Failure to use Commercially Reasonable Efforts to satisfy a Replacement Capital Obligation will not constitute a default or an event of default under the indenture or give rise to a right of acceleration of payment of the notes or any similar remedy under the terms of the indenture or the notes, but may constitute a breach of covenant under the indenture for which the sole remedy would be a suit to enforce specific performance of such covenant (subject to the provisions of the indenture described in the “Description of Notes”).
Repayment of the notes on the applicable Scheduled Maturity Date is obligatory if the Conditions to Redemption are satisfied; further, the Replacement Capital Obligation will not apply if the issuer remains in compliance with the Conditions to Redemption during the period beginning six months prior to the applicable Scheduled Maturity Date.

Interest payment dates	Semi-annually on and of each year, beginning on , 2026.
Ranking
The notes will be senior unsecured obligations of the issuer and will (i) rank equally in right of payment with all of the issuer’s unsecured and senior indebtedness, including without limitation other senior unsecured indebtedness issued under the base indenture, (ii) senior in right of payment to our future indebtedness that is expressly subordinated in right of payment to the notes, (iii) be effectively subordinated to all secured indebtedness of the issuer to the extent of the value of the assets securing such indebtedness and (iv) be effectively subordinated to all existing and future obligations (including amounts owed to holders of reinsurance and insurance policies) of the issuer’s subsidiaries.
As of March 31, 2026, ACGL had $1.30 billion of indebtedness for borrowed money outstanding, all of which was unsecured, and ACGL’s other subsidiaries had a total of $1.45 billion of indebtedness for borrowed money outstanding, which are structurally senior to the notes.

Optional redemption	Provided that the applicable Conditions to Redemption have been satisfied and will continue to be satisfied if the optional redemption payments were made on the notes, we may redeem, at our option:
	●	(i) all or any portion of the 2036 notes prior to , 2036 (the date that is three months prior to the applicable Scheduled Maturity Date), and, (ii) all or any portion of the 2056 notes prior to , 2056 (the date that is six months prior to the applicable Scheduled Maturity Date), respectively, (in each case, other than in the case of a redemption following the occurrence of a Tax Event (as defined herein)) at a “make-whole” redemption price for the notes to be redeemed, plus accrued and unpaid interest to, but not including, the date of redemption;
	●	(i) all or any portion of the 2036 notes on or after , 2036 (the date that is three months prior to the applicable Scheduled Maturity Date), and, (ii) all or any portion of the 2056 notes on or after , 2056 (the date that is six months prior to the applicable Scheduled Maturity Date) (in each case, other than in the case of a redemption following the occurrence of a Tax Event) at a redemption price for the notes to be redeemed equal to 100% of the principal amount of such notes, plus accrued and unpaid interest to, but not including, the date of redemption; and
	●	all of the notes upon the occurrence of a Tax Event at any time during the life of the notes, at a redemption price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest to, but not including, the date of redemption.
See “Description of Notes—Optional Redemption,” “Description of Notes—Conditions to Redemption” and “Description of Notes—Redemption for Tax Purposes.”
Conditions to Redemption	“Conditions to Redemption” are satisfied in relation to any redemption on any day, including with respect to a scheduled redemption of or a planned purchase of any series of notes, if:
	(i)	the Solvency Capital Requirement is complied with immediately before and after the repayment or purchase of the notes of such series of the notes unless the capital represented by the notes to be redeemed or repaid is replaced without delay with the issuance of capital having equal or better treatment as the notes under the Group Rules, approved by the BMA; and
	(ii)	with regard to redemptions occurring prior to , 2029, the BMA has given, and not withdrawn by such date, its prior consent to the redemption of such series of notes and the payment of accrued and unpaid interest or to the purchase of such series of notes; provided, that if under the Applicable Supervisory Regulations no such consent is required at the time in order for the series of notes to qualify or continue to qualify, as applicable, as Tier 3 Capital of the issuer or the Insurance Group, this clause (ii) shall not apply.
Sinking fund	There are no provisions for a sinking fund.

Use of proceeds	We expect to receive approximately $ billion in net proceeds from this offering, after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds of this offering (i) to redeem, repurchase, repay or otherwise retire the 4.011% Senior Notes due 2026 issued by Arch Finance (the “2026 Existing Notes”), which, as of the date of this prospectus supplement, had an outstanding principal amount of $500 million, (ii) to purchase the Tender Offer Notes validly tendered (and not withdrawn) in the Tender Offers, and (iii) the balance, if any, for general corporate purposes. If the Tender Offers are not consummated or the full amount of net proceeds is not used to fund the Tender Offers and to redeem, repurchase, repay or otherwise retire 2026 Existing Notes, we intend to use any remaining net proceeds for general corporate purposes, which may include the repayment of other outstanding indebtedness. See “Use of Proceeds.”
Form and denomination	The notes will be represented by one or more global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) or its nominee. Notes sold will be issuable in denominations of $2,000 or any integral multiples of $1,000 in excess thereof.
Governing law	The indenture and notes will be governed by the laws of the State of New York.
Covenants	The indenture under which the notes will be issued will contain various covenants, including limitations on mergers, amalgamations and consolidations, restrictions as to the disposition of the stock of designated subsidiaries and limitations on liens on the stock of designated subsidiaries.
Risk factors	Investing in the notes involves risks. See “Risk Factors” in this prospectus supplement, risks described in Part I Item 1A of our 2025 Form 10-K and in Part II Item 1A of our 2026 First Quarter Form 10-Q, for a discussion of the factors you should consider before deciding to purchase our notes.
Conflicts of Interest	We intend to use the net proceeds from this offering to redeem, repurchase, repay or otherwise retire the 2026 Existing Notes and repurchase a portion of our existing indebtedness upon the successful consummation of the Tender Offers, as set forth under “Use of Proceeds.” One or more of the underwriters or their respective affiliates are holders of the 2026 Existing Notes and Tender Offer Notes and, accordingly, will receive a portion of the net proceeds from repayment of the 2026 Existing Notes or the sale of the notes in connection with the Tender Offers. If any one of the underwriters, together with its affiliates and associated persons, were to receive 5% or more of the net proceeds from this offering as a result of the repayment of the 2026 Existing Notes or the sale of the notes in connection with the Tender Offers, such underwriter would be deemed to have a “conflict of interest” with us in regard to this offering under Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Accordingly, this offering will be conducted in accordance with FINRA Rule 5121, which among other things requires that any underwriter with a “conflict of interest” under FINRA Rule 5121 may not confirm sales to any discretionary accounts without receiving prior specific written approval from the account holder. Pursuant to FINRA Rule 5121, the appointment of a qualified independent underwriter is not necessary in connection with this offering because the notes are “investment grade rated,” as defined by FINRA Rule 5121. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”
Clearance and settlement	The notes will be cleared through DTC.
Trustee	The Bank of New York Mellon

RISK FACTORS
An investment in our notes involves risks. Before making an investment decision, you should carefully consider the risks described in this prospectus supplement below and under “Cautionary Note Regarding Forward-Looking Statements,” the risks described in our 2025 Form 10-K and 2026 First Quarter Form 10-Q, together with all of the other information appearing in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to such risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.
Risks Relating to the Notes
We will be required to defer payment of the principal amount of the notes beyond the applicable Scheduled Maturity Date if the applicable Conditions to Redemption are not satisfied with respect to the notes on such date.
You may be required to bear the financial risks of an investment in the notes beyond the Scheduled Maturity Date for the notes. We will be required to defer payment of the principal amount of the notes beyond the Scheduled Maturity Date for the notes if the applicable Conditions to Redemption with respect to the notes are not met on such date. Any such deferral could last for an indefinite period of time. The Conditions to Redemption include the requirement that (a) we have sufficient capital to satisfy the Solvency Capital Requirement (as defined herein) and (b) we would have sufficient capital to satisfy the Solvency Capital Requirement after giving effect to the repayment of the notes. If the payment of the principal amount of the notes is deferred on the applicable Scheduled Maturity Date because of the failure to satisfy the applicable Conditions to Redemption with respect to the notes, you will only be entitled to receive the principal amount of your notes after we have determined that the applicable Conditions to Redemption with respect to the notes have been met. Holders will have no remedies against us for nonpayment as a result of a failure to meet the Conditions to Redemption. See “Description of Notes—Principal, Interest and Maturity.” Although we may be required in certain circumstances, including if the Conditions to Redemption are not met as of the applicable Solvency Test Date (as defined herein) or any date thereafter and prior to the applicable Scheduled Maturity Date or the Final Maturity Date, as may be applicable, to use Commercially Reasonable Efforts (as defined herein) to raise proceeds from the issuance of Qualifying Securities (as defined herein) in an amount at least equal to the principal amount of the notes due to be repaid, such issuance would be subject to market and other conditions and there can be no assurance that we would be able to issue such Qualifying Securities at such time. Failure to use such Commercially Reasonable Efforts will not constitute a default or an event of default or give rise to a right of acceleration of payment of the notes or any similar remedy under the terms of the indenture or the notes, but may constitute a breach of covenant under the indenture for which the sole remedy would be a suit to enforce specific performance of such covenant (subject to the provisions of the indenture described in the “Description of Notes”).
Our credit ratings, including ratings on our long-term debt including the notes, may be downgraded.
We have sought to obtain ratings for the notes. However, if any ratings are assigned to the notes in the future or if we issue other securities with a rating, such ratings, if they are lower than market expectations or are subsequently lowered or withdrawn, could adversely affect the market for or the market value of the notes. A rating is not a recommendation to purchase, sell or hold any particular security, including the notes. Ratings do not reflect market prices or suitability of a security for a particular investor and any future rating of the notes may not reflect all risks related to us and our business, or the structure or market value of the notes. Ratings reflect only the views of the rating agency or agencies issuing the ratings and such ratings could be revised downward or withdrawn entirely at the discretion of the issuing rating agency if in its judgment circumstances so warrant. Real or anticipated changes in our credit ratings could have an adverse effect on the market price of the notes. A downgrade in our credit ratings could affect our ability to obtain financing and/or the terms of such financing. Neither we nor any underwriter undertakes any obligation to maintain the ratings or to advise holders of notes of any change in ratings and there is no requirement in the indenture to maintain any particular rating. Each agency’s rating should be evaluated independently of any other agency’s rating. See also “Risk Factors—Risks Relating to Our Company—A downgrade in our ratings or our inability to obtain a rating for our operating insurance and reinsurance subsidiaries may adversely affect our relationships with clients and brokers and negatively impact sales of our products” in the 2025 Form 10-K.

An active trading market for the notes may not develop.
The notes constitute new issues of securities with no established trading market. We cannot assure you that an active after-market for the notes will develop or be sustained or that holders of the notes will be able to sell their notes at favorable prices or at all. Although the underwriters have indicated to us that they intend to make a market in the notes, as permitted by applicable laws and regulations, they are not obligated to do so and may discontinue any such market-making at any time without notice. Accordingly, we cannot give any assurance as to the liquidity of, or trading markets for, the notes. The notes are not listed, and we do not plan to apply to list the notes on any securities exchange or to include them in any automated quotation system.
The notes are obligations of ACGL and not of our operating subsidiaries and will be effectively subordinated to the claims of the operating subsidiaries’ creditors.
The notes will be an obligation of ACGL and not of its subsidiaries. ACGL is a holding company and, accordingly, it conducts substantially all of its operations through its operating subsidiaries. As a result, ACGL’s cash flow and its ability to service its debt, including the note guarantee, depend upon the earnings of its operating subsidiaries and on the distribution of earnings, loans or other payments from such subsidiaries to ACGL. See “Risk Factors—Risks Relating to our Company—ACGL is a holding company and is dependent on dividends and other distributions from its operating subsidiaries” in our 2025 Form 10-K.
The operating subsidiaries of ACGL are separate and distinct legal entities and have no obligation to pay any amounts due on the notes or to provide ACGL with funds for its payment obligations, whether by dividends, distributions, loans or other payments. In addition to being limited by the financial condition and operating requirements of such subsidiaries, any payment of dividends, distributions, loans or advances by ACGL’s subsidiaries to ACGL could be subject to statutory or contractual restrictions. Moreover, since certain of ACGL’s subsidiaries are insurance companies, their ability to pay dividends to ACGL is subject to regulatory limitations. See “Business—Regulation” in the 2025 Form 10-K.
The rights of ACGL to receive any assets of any of its subsidiaries upon liquidation or reorganization of such subsidiaries, and therefore the rights of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of such subsidiary’s creditors including amounts owed to holders of reinsurance and insurance policies. In addition, even if ACGL was a creditor of any of its subsidiaries, the rights of ACGL as a creditor would be subordinate to any security interest in the assets of such subsidiaries and any indebtedness of such subsidiaries senior to that held by it. The notes would also be effectively subordinated to the rights of the holders of any preferred shares issued by the subsidiaries of ACGL, as applicable, whether currently outstanding or issued hereafter.
Your right to receive payments on the notes is effectively subordinated to those lenders who have a security interest in the assets of ACGL.
The notes are unsecured. In the future, ACGL may incur indebtedness that is secured by certain or substantially all of their respective tangible and intangible assets, including the equity interests of each of their existing and future subsidiaries. If ACGL were unable to repay any such secured indebtedness, the creditors of such obligations could foreclose on the pledged assets to the exclusion of holders of the notes, even if an event of default exists under the indenture governing the notes offered hereby at such time. In any such event, because the notes and the indenture governing the notes are unsecured, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to fully satisfy your claims.
The issuer may, subject to the Conditions to Redemption, redeem the notes prior to their maturity date and you may not be able to reinvest the proceeds in a comparable security.
Subject to the Conditions to Redemption, the notes may be redeemed at any time or from time to time at the applicable redemption prices described in “Description of Notes—Optional Redemption.” The notes also may be redeemed, subject to the Conditions to Redemption, in certain circumstances following a Tax Event, as described under “Description of Notes— Redemption for Tax Purposes.” In the event the notes are redeemed, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the notes.

The indenture under which the notes will be issued will contain only limited protection for holders of the notes in the event we are involved in a highly leveraged transaction, reorganization, restructuring, merger, amalgamation or similar transaction in the future.
The indenture under which the notes will be issued may not sufficiently protect holders of notes in the event that ACGL is involved in a highly leveraged transaction, reorganization, restructuring, merger, amalgamation or similar transaction. The indenture will not contain any provisions restricting ACGL or any of its subsidiaries’ ability to:
•    incur additional debt,
•     pay dividends on or purchase or redeem capital stock;
•    sell assets (other than certain restrictions on our ability to consolidate, merge, amalgamate or sell all or substantially all of our assets and our ability to sell the stock of certain subsidiaries);
•    create liens (other than certain limitations on creating liens on the stock of certain subsidiaries) or enter into sale and leaseback transactions; or
•    create restrictions on the payment of dividends or other amounts to ACGL from its subsidiaries.
Additionally, the indenture will not require ACGL to offer to purchase the notes in connection with a change of control or require that ACGL or its subsidiaries adhere to any financial tests or ratios or specified levels of net worth.
We may not have the ability to raise the funds necessary to pay the principal of or interest on the notes.
On the applicable Final Maturity Date, the entire principal amount of such series of notes then outstanding, plus any accrued and unpaid interest, will become due and payable. We must pay interest in cash on the 2036 notes on and of each year, commencing on , 2026. We must pay interest in cash on the 2056 notes on and of each year, commencing on , 2026. On such dates, we may not have enough available cash or be able to obtain sufficient financing, on favorable terms, or at all, at the time we are required to make such payments. Furthermore, our ability to make such payments may be limited by law, regulatory authorities, other existing financing agreements, or any debt agreements we and our subsidiaries may enter into in the future. Our failure to pay interest when due, if uncured for 90 days, or our failure to pay the principal amount when due, other than if we are required to postpone payment due to failure to satisfy the Conditions to Redemption, will constitute an event of default under the indenture governing the notes. A default under the indenture could also lead to a default under our other existing financing agreements, or any debt agreements we and our subsidiaries may enter into in the future. If the repayment of indebtedness under such facilities or agreements is accelerated as a result, then we may not have sufficient funds to repay such indebtedness or to pay the then outstanding principal amount of or accrued and unpaid interest on the notes.
The notes may not constitute Tier 3 Capital.
We have applied for and expect to receive from the BMA, approval which will permit the notes to qualify as Tier 3 Capital under the Group Supervision Rules (subject to any applicable limitations on the amount of such capital). However, there is a risk that following any change to the Group Supervision Rules, the notes will cease to qualify as Tier 3 Capital of the issuer or the Insurance Group (whether on a solo, group or consolidated basis). Under such circumstances, we may be required to raise additional capital that would constitute Tier 3 Capital or better capital treatment under the Group Rules (as defined herein) at such time. Any such capital raise would be subject to market and other conditions, and there can be no assurance that we would be able to raise such capital when needed.
U.S. persons who own our notes may have more difficulty in protecting their interests than U.S. persons who are creditors of a U.S. corporation.
Creditors of a company in Bermuda, such as ACGL, may enforce their rights against ACGL by legal process in Bermuda. The creditor would first have to obtain a judgment in its favor against ACGL by pursuing a legal action in Bermuda. This would entail retaining attorneys in Bermuda and (in the case of a plaintiff who is a U.S. person) pursuing an action in a jurisdiction which would be foreign to the plaintiff. The costs of pursuing such an action could be more costly than pursuing corresponding proceedings against a U.S. corporation.

Appeals from decisions of the Supreme Court of Bermuda (the first instance court for most civil proceedings in Bermuda) may be made in certain cases to the Court of Appeal for Bermuda. In turn, appeals from the decisions of the Court of Appeal may be made in certain cases to the Judicial Committee of the United Kingdom Privy Council. Rights of appeal in Bermuda may be more restrictive than rights of appeal in the United States. In the event that ACGL becomes insolvent, the rights of a creditor against ACGL would be severely impaired. In the event of an insolvent liquidation (or appointment of a provisional liquidator), a creditor may pursue legal action only upon obtaining permission to do so from the Supreme Court of Bermuda. The rights of creditors in an insolvent liquidation will extend only to proving a claim in the liquidation and receiving a dividend pro rata along with other unsecured creditors to the extent of the available assets of ACGL (after the payment of costs of the liquidation).
The impairment of the rights of an unsecured creditor may be more severe in an insolvent liquidation in Bermuda than would be the case where a U.S. person has a claim against a U.S. corporation which becomes insolvent. This is so mainly because in the event of an insolvency, Bermuda law may be more generous to secured creditors (and hence less generous to unsecured creditors) than U.S. law. The rights of secured creditors in an insolvent liquidation in Bermuda remain largely unimpaired, with the result that secured creditors will be paid in full to the extent of the value of the security they hold. Another possible consequence of the favorable treatment of secured creditors under Bermuda insolvency law is that a rehabilitation of an insolvent company in Bermuda may be more difficult to achieve than the rehabilitation of an insolvent U.S. corporation.
In addition, under Bermuda law and our bye-laws, we may indemnify our directors, officers, any other persons appointed to a committee of our Board of Directors or resident representative (and their respective heirs, executors or administrators (notwithstanding any defect in such appointment or election)) to the full extent permitted by law against all actions, costs, charges, liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statue or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable), incurred or suffered by such persons by reason of any act done, conceived in or omitted in the conduct of our business or in the discharge of their duties; provided that such indemnification shall not extend to any matter which would render such indemnification void under the Bermuda Companies Act of 1981, as amended.

USE OF PROCEEDS
We expect to receive approximately $ billion in net proceeds from this offering, after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds of this offering (i) to redeem, repurchase, repay or otherwise retire the 2026 Existing Notes issued by Arch Finance, (ii) to purchase the Tender Offer Notes validly tendered (and not withdrawn) in the Tender Offers, and (iii) the balance, if any, for general corporate purposes. If the Tender Offers are not consummated or the full amount of net proceeds is not used to fund the Tender Offers and to redeem, repurchase, repay or otherwise retire the 2026 Existing Notes, we intend to use any remaining net proceeds for general corporate purposes, which may include the repayment of other outstanding indebtedness.
The 2026 Existing Notes issued by Arch Finance and guaranteed by the issuer accrue interest semi-annually at a rate of 4.011% per annum and mature on December 15, 2026. As of the date of this prospectus supplement, $500 million aggregate principal amount of 2026 Existing Notes were outstanding.
The 2046 Tender Offer Notes issued by Arch Finance and guaranteed by the issuer accrue interest semi-annually at a rate of 5.031% per annum and mature on December 15, 2046. As of the date of this prospectus supplement, $450 million aggregate principal amount of 2046 Tender Offer Notes were outstanding.
The 2043 Tender Offer Notes issued by Arch Capital Group (U.S.) Inc. and guaranteed by the issuer accrue interest semi-annually at a rate of 5.144% per annum and mature on November 1, 2043. As of the date of this prospectus supplement, $500 million aggregate principal amount of 2043 Tender Offer Notes were outstanding.
Wells Fargo Securities, LLC and BofA Securities, Inc. are acting as dealer managers for the Tender Offers. Further, one or more of the underwriters or their respective affiliates may be holders of the 2026 Existing Notes or Tender Offer Notes and, accordingly, may receive a portion of the net proceeds from this offering in connection with such redemption or purchase of the 2026 Existing Notes or the Tender Offers. Accordingly, this offering will be conducted in accordance with FINRA Rule 5121. See “Underwriting (Conflicts of Interest).”

DESCRIPTION OF NOTES
The following description of the particular terms of the notes that the issuer is offering supplements the description of the general terms of the debt securities set forth in the accompanying prospectus under the heading “Description of Arch Capital Debt Securities.” If the descriptions are inconsistent, the information in this prospectus supplement replaces the information in the accompanying prospectus. In this summary, “the issuer” means solely Arch Capital Group Ltd. and not any of its subsidiaries.
General
The notes will be issued under a base indenture between the issuer and The Bank of New York Mellon (the “Trustee”), dated as of May 4, 2004, as supplemented by the third supplemental indenture, to be dated as of the issue date. The base indenture, as supplemented by the third supplemental indenture is referred to herein as the “indenture.” Below is a summary of certain material provisions of the indenture. The summary is not complete and is subject to, and is qualified in its entirety by reference to, all provisions of the indenture, including the definitions of certain terms in the indenture and those terms to be made a part of the indenture by the Trust Indenture Act of 1939, as amended (the “TIA”). The indenture will be subject to and governed by the TIA. The form of base indenture is filed as an exhibit to the registration statement of which this prospectus supplement is a part and the issuer will file the third supplemental indenture, as executed, as an exhibit to a Current Report on Form 8-K. You should read the indenture for provisions that may be important to you. Capitalized terms used in this summary have the meanings specified in the indenture.
The indenture does not limit the aggregate principal amount of the debt securities which the issuer may issue under it and provides that the issuer may issue debt securities under it from time to time in one or more series. The indenture does not limit the amount of other indebtedness which the issuer or its subsidiaries (if any) may issue.
The notes will be issued in registered form only in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. Payment of principal of, and interest on, the notes will made in U.S. dollars.
The issuer will issue the 2036 notes and the 2056 notes initially in the aggregate principal amount of $ and $ , respectively. The issuer may, at any time and from time to time, without the consent of the existing holders of the notes, re-open either series and issue additional notes having the same interest rate, maturity and other terms as the notes except for the issue price, issue date, interest accrued prior to the issue date of the additional notes and in some cases, first interest payment date. The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments and redemptions, provided that if any such additional notes are not fungible with the notes offered hereby for U.S. federal income tax purposes, such additional notes will have a separate CUSIP or ISIN number, as applicable. For the avoidance of doubt, this paragraph shall not be deemed to address the capital treatment that may be applied to any such re-opening and issuance. Any issuance resulting from such re-opening of either series shall not be recognized as eligible capital under the Group Supervision Rules unless such recognition is specifically approved by the BMA at the time of issuance.
The indenture does not contain any provisions that would limit the ability of the issuer to incur additional indebtedness or sell assets (other than as described below under “Certain Covenants—Limitation on Liens on Stock of Designated Subsidiaries,” “Certain Covenants—Limitation on Disposition of Stock of Designated Subsidiaries” and “Certain Covenants—Merger, Amalgamation, Consolidation or Sale of Assets”) or that would afford holders of the notes protection in the event of a decline in the credit quality of the issuer, or a takeover, recapitalization or leveraged or similar transaction involving the issuer. Additionally, the indenture does not require that the issuer or any of their subsidiaries adhere to any financial tests or ratios or specified levels of net worth. Accordingly, the issuer could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect their capital structure or credit ratings.
Subject to certain limitations imposed upon notes issued in book-entry form, the notes:
•will be exchangeable for any authorized denomination of other notes and of a like aggregate principal amount and tenor upon surrender of such notes at the Trustee’s Corporate Trust Office (as defined herein) or at the office of any other registrar designated by the issuer for such purpose; and
•may be surrendered for registration of transfer or exchange thereof at the Corporate Trust Office of the Trustee or at the office of any other registrar designated by the issuer for such purpose.
No service charge will be made for any registration of transfer or exchange, but the issuer and the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers and exchanges. The issuer may act as registrar and may change any registrar without notice.
The notes will not be entitled to the benefit of any sinking fund.
In accordance with the Group Supervision Rules (as defined herein), the notes are unencumbered and do not give rise to a right of set-off against the claims and obligations of the issuer or any insurance subsidiary thereof to an investor or creditor. By purchasing the notes, each holder of the notes is deemed to agree and acknowledge that no security or encumbrance of any kind is, or will at any time be, provided by the issuer or any of its affiliates to secure the rights of holders of the notes. The notes will not in any way give rise to any rights of set-off, recoupments or counterclaims against any claims and obligations of the issuer or its regulated operating subsidiaries to any person in whose names the notes are registered or any creditor of the issuer or its regulated operating subsidiaries. By acceptance of the notes, each holder of notes will be deemed, to the extent permitted by law, to have waived any right of set-off or counter-claim in respect of any amount owed to it by the issuer or the Insurance Group (as defined herein) arising under or in connection with the notes and each noteholder shall, by virtue of being the holder of any notes, be deemed, to the extent permitted by law, to have waived all such rights of set-off or counter-claim.
Principal, Interest and Maturity
The issuer will duly and punctually pay the principal of and interest on the notes in accordance with and subject to their terms.
The 2036 notes will bear interest at an annual rate of %, computed on the basis of a 360-day year of twelve 30-day months. The issuer will pay interest on the 2036 notes semi-annually in arrears on and of each year, referred to herein as the interest payment dates, beginning on , 2026 to the persons in whose names the 2036 notes are registered at the close of business on the applicable record date, which is the and immediately preceding such interest payment date. Unless previously redeemed, the 2036 notes will mature, and the principal amount of the 2036 notes will become payable, on , 2036 (the “2036 Scheduled Maturity Date”), together with accrued and unpaid interest on the 2036 notes to, but excluding, the 2036 Scheduled Maturity Date; provided, that, on such date, the applicable Conditions to Redemption (as described under “—Conditions to Redemption”) are satisfied.
The 2056 notes will bear interest at an annual rate of %, computed on the basis of a 360-day year of twelve 30-day months. The issuer will pay interest on the 2056 notes semi-annually in arrears on and of each year, referred to herein as the interest payment dates, beginning on , 2026 to the persons in whose names the 2056 notes are registered at the close of business on the applicable record date, which is the and immediately preceding such interest payment date. Unless previously redeemed, the 2056 notes will mature, and the principal amount of the 2056 notes will become payable, on , 2056 (the “2056 Scheduled Maturity Date” and, together with the 2036 Scheduled Maturity Date, a “Scheduled Maturity Date”), together with accrued and unpaid interest on the 2056 notes to, but excluding, the 2056 Scheduled Maturity Date; provided, that, on such date, the applicable Conditions to Redemption (as described under “—Conditions to Redemption”) are satisfied.
If the applicable Conditions to Redemption are not satisfied on the applicable Scheduled Maturity Date, the applicable notes will not become due and payable on such date, interest will continue to accrue at the applicable rate set forth above and be payable on the interest payment dates, and the applicable notes will mature, and the principal amount of the applicable notes will become due and payable, on the applicable Final Maturity Date, together with accrued and unpaid interest on the applicable notes to, but excluding, such Final Maturity Date. The “Final Maturity Date” means with respect to the notes, a date after the applicable Scheduled Maturity Date that is the earlier of (i) 10 business days after the applicable Conditions to Redemption become satisfied and would continue to be satisfied if the final redemption payment were made on such date (so long as such requirements continue to be so satisfied on such 10th business day), and (ii) the date on which a Winding-Up occurs with respect to the issuer. “Business day” means any day other than (i) a Saturday or Sunday, (ii) a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or (iii) a day on which the Corporate Trust Office of the trustee is closed for business.
For the avoidance of doubt, interest shall continue to accrue and be payable for so long as the principal amount of the applicable notes remain outstanding. In the event the Scheduled Maturity Date and the Final Maturity Date are not the same, the failure to repay the applicable notes on the applicable Scheduled Maturity Date will constitute neither an event of default under the indenture nor a default of any kind and will not give holders of the notes or the Trustee any right to accelerate repayment of the notes or any other remedies (whether contractual, legal, equitable or otherwise).

Repayment on the applicable Scheduled Maturity Date will not be required or permitted if immediately before or after giving effect to the repayment of such notes, the applicable Conditions to Redemption (as defined herein) are not satisfied.
The principal of and interest, if any, on the notes will be payable at the issuer’s option at the corporate trust office of the Trustee, located at 240 Greenwich Street, Floor 7 East, New York, New York 10286 (the “Corporate Trust Office”) by check mailed to the address of the person entitled thereto as it appears in the register for the notes or by wire transfer.
If any interest payment date falls on a day that is not a business day, the interest payment shall be postponed to the next day that is a business day, and no interest on such payment shall accrue for the period from and after such interest payment date. If any applicable maturity date of the notes falls on a day that is not a business day, the payment of interest and principal may be made on the next succeeding business day, and no interest on such payment shall accrue for the period from and after such applicable maturity date. Interest payments for the notes will include accrued interest from, and including, the date of issue or from, and including, the last date in respect of which interest has been paid, as the case may be, to, but excluding, the interest payment date or the date of maturity, as the case may be.
The indenture will provide that if, with respect to the applicable series of notes,
(i)as of the applicable Solvency Test Date (as defined herein) or any date thereafter and including on the Scheduled Maturity Date or the Final Maturity Date, as may be applicable, ACGL (A) does not have sufficient capital to satisfy the Solvency Capital Requirement (as defined herein) (the “First ECR Condition”) or (B) would not have sufficient capital to satisfy the Solvency Capital Requirement after giving effect to the repayment of the notes (the “Second ECR Condition” and, together with the First ECR Condition, each an “ECR Condition”), ACGL will be required to promptly begin using Commercially Reasonable Efforts (as defined herein), subject to the existence of a Market Disruption Event (as defined herein), to raise proceeds from the issuance of Qualifying Securities (as defined herein) in an amount at least equal to the principal amount of the notes due to be repaid (the “Replacement Capital Obligation”);
(ii)on or after the Solvency Test Date and prior to the Scheduled Maturity Date, ACGL is unable to satisfy any ECR Condition, ACGL shall, within 10 business days of the principal executive officer or the principal financial officer of the issuer becoming aware of our inability to so satisfy such ECR Condition, notify the Trustee in writing of such inability (which the Trustee will promptly disseminate to the holders of the notes); provided, however, that ACGL shall provide any such notice no later than the business day immediately preceding the Scheduled Maturity Date; and
(iii)the Scheduled Maturity Date and Final Maturity Date are not the same, after a Final Maturity Date has been established, then (A) we shall promptly notify the Trustee in writing of such Final Maturity Date (which the Trustee will promptly disseminate to the holders of the notes); and (B) if we will then be unable to satisfy any ECR Condition as of such Final Maturity Date, we shall, promptly after the principal executive officer or the principal financial officer of the issuer becomes aware of our inability to so satisfy such ECR Condition, notify the Trustee in writing of such inability (which the Trustee will promptly disseminate to the holders of the notes); provided, however, that we shall provide any such notice no later than the business day immediately preceding such Final Maturity Date.
If a successful issuance of Qualifying Securities satisfying the Replacement Capital Obligation occurs after the Solvency Test Date, but prior to the Scheduled Maturity Date or the Final Maturity Date, as may be applicable (an “RCO Satisfying Issuance”), then (i) such RCO Satisfying Issuance will constitute an issuance of replacement capital in satisfaction of the Conditions to Redemption for redemptions or repayments occurring prior to or on the Scheduled Maturity Date or the Final Maturity Date, as may be applicable, and (ii) we shall promptly notify the Trustee of such RCO Satisfying Issuance in writing (which the Trustee will promptly disseminate to the holders of the notes). Subject to the prior sentence, the Replacement Capital Obligation will continue to apply until the earliest of (i) an RCO Satisfying Issuance (ii) the Conditions to Redemption are satisfied by means other than an RCO Satisfying Issuance; provided that, if the Conditions to Redemption cease to be satisfied prior to the Final Maturity Date, the Replacement Capital Obligation will be reinstated or (iii) an event of default occurs. Accordingly, the Replacement Capital Obligation will cease to apply if the issuer is able to restore its compliance with the Solvency Capital Requirement, after giving effect to repayment of the notes, by a means other than the issuance of Qualifying Securities or with an issuance of Qualifying Securities that is less than the principal amount of the notes, subject to the reinstatement of the Replacement Capital Obligation as described in the preceding sentence.

Although the issuer’s failure to use Commercially Reasonable Efforts to raise sufficient proceeds from the issuance of Qualifying Securities to satisfy the Replacement Capital Obligation, subject to the existence of a Market Disruption Event, would potentially constitute a breach of a covenant under the indenture (a “Replacement Capital Obligation Default”), it will not in any case constitute a default or an event of default under the indenture or give rise to a right of acceleration of payment of the notes or any other remedy under the terms of the indenture or the notes. The sole remedy for a breach of such covenant is for the Trustee or the holders of at least 25% in aggregate principal amount of the notes (provided that no holder of the notes may pursue any such remedy under the indenture unless the Trustee will have failed to act after, among other things, notice of a breach of such covenant and request by holders of at least 25% in principal amount of the notes has occurred and the offer to the Trustee of indemnity satisfactory to it) to bring suit for specific performance of the issuer’s obligations with respect to such covenant to use such Commercially Reasonable Efforts with respect to the Replacement Capital Obligation.
For the avoidance of doubt, the Replacement Capital Obligation will not apply at any time while the Solvency Capital Requirement is satisfied, and if the issuer would continue to satisfy the Solvency Capital Requirement after giving effect to a redemption or repayment of the notes on the Scheduled Maturity Date or the Final Maturity Date, as may be applicable.
As used herein:
“Commercially Reasonable Efforts” means commercially reasonable efforts consistent with the efforts of a comparable third party in the issuer’s industry operating under similar circumstances in carrying out of obligations to complete the offer and sale of Qualifying Securities, subject to the existence of a Market Disruption Event, in an amount necessary to satisfy the Replacement Capital Obligation, to third parties that are not subsidiaries of the issuer in either public offerings or private placements.
“Qualifying Securities” means any securities (other than our common shares, rights to purchase our common shares and securities convertible into or exchangeable for our common shares, such as preference shares that are convertible into our common shares) having equal or better capital treatment as the capital represented by the notes under the Group Supervision Rules (as defined herein).
“Solvency Test Date” means in respect of the 2036 notes, , 2036; and in respect of the 2056 notes, , 2056; in each case, the date which is six months prior to the Scheduled Maturity Date of the applicable notes.
“Winding-Up” will occur, with respect to any person, if: (i) at any time an order is made, or an effective resolution is passed, for the winding-up of such person (except, in any such case, a solvent winding-up solely for the purpose of a reorganization, merger or amalgamation or the substitution in place of such person of a successor in business of such person, the terms of which reorganization, merger, amalgamation or substitution (x) (A) have previously been approved in writing by the Trustee or by holders of a majority in aggregate principal amount of the outstanding notes and (B) do not provide that the notes or any amount in respect thereof shall thereby become payable or (y) is permitted by the indenture); or (ii) an administrator of such person is appointed and such administrator gives notice that it intends to declare and distribute a dividend.
For the definitions of “ECR” and “Conditions to Redemption,” see “—Optional Redemption” and “—Conditions to Redemption” below.
Market Disruption Event
A “Market Disruption Event” means the occurrence or existence of any of the following events or sets of circumstances:
•trading in securities generally (or in the issuer’s common shares, preference shares or other securities specifically) on the New York Stock Exchange, any other U.S. national or international securities exchange or over-the-counter market on which the issuer’s common shares and/or preference shares and/or other securities are then listed or traded shall have been suspended or settlement on any such exchange generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or market by the relevant exchange or by any other regulatory body or governmental agency having jurisdiction, and the establishment of such minimum prices materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, Qualifying Securities;

•the issuer would be required to obtain the consent or approval of its common or preference shareholders (to the extent required) or of a regulatory body (including, without limitation, any securities exchange) or governmental authority to issue or sell Qualifying Securities in order to satisfy the Replacement Capital Obligation, and that consent or approval has not yet been obtained notwithstanding the issuer’s Commercially Reasonable Efforts to obtain that consent or approval;
•a banking moratorium shall have been declared by the federal or state authorities of Bermuda, the United Kingdom, the United States and/or any member state of the EEA and such moratorium materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, Qualifying Securities for the purposes of satisfying the Replacement Capital Obligation;

•a material disruption shall have occurred in commercial banking or securities settlement or clearance services in Bermuda, the United Kingdom, the United States and/or any member state of the EEA and such disruption materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, Qualifying Securities for the purposes of satisfying the Replacement Capital Obligation;
•Bermuda, the United Kingdom, the United States, and/or any member state of the EEA shall have become engaged in hostilities, there shall have been an escalation in hostilities involving Bermuda, the United Kingdom, the United States, and/or any member state of the EEA, there shall have been a declaration of a national emergency or war by Bermuda, the United Kingdom, the United States, and/or any member state of the EEA or there shall have occurred any other national or international calamity or crisis (including any pandemic or epidemic) and such event materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, Qualifying Securities for the purposes of satisfying the Replacement Capital Obligation;
•there shall have occurred a material adverse change in general domestic or international economic, political or financial conditions, currency exchange rates or exchange controls, and such change materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, Qualifying Securities for the purposes of satisfying the Replacement Capital Obligation;
•an event occurs and is continuing as a result of which the offering document for the offer and sale of Qualifying Securities would, in the issuer’s reasonable judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated in that offering document or necessary to make the statements in that offering document not misleading and either (a) the disclosure of that event at such time, in the issuer’s reasonable judgment, is not otherwise required by law and would have an adverse effect on its business in any material respect, (b) the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede, delay or otherwise negatively affect the issuer’s ability to consummate that transaction or (c) the event relates to a previously undisclosed material (re)insurance loss and the disclosure of that event at such time, in the issuer’s reasonable judgment, is impeded by the current nature of such event and the extent of losses remain under consideration by the issuer’s management pending further information from brokers, cedants or insureds, provided that no single suspension period described in this bullet shall exceed 90 consecutive days and multiple suspension periods described in this bullet shall not exceed an aggregate of 90 days in any 180-day period; or
•the issuer reasonably believes that the offering document for the offer and the sale of Qualifying Securities would not be in compliance with a rule or regulation of the U.S. Securities and Exchange Commission (the “SEC”) or any other securities regulatory authority or exchange to which the issuer is subject (for reasons other than those described in the immediately preceding bullet) and it is unable to comply with such rule or regulation or such compliance is unduly burdensome, provided that no single suspension period described in this bullet shall exceed 90 consecutive days and multiple suspension periods described in this bullet shall not exceed an aggregate of 90 days in any 180-day period.
If the issuer is currently subject to a Replacement Capital Obligation, it may provide written certification to the Trustee (which the Trustee will promptly disseminate to the holders of the notes) within ten (10) business days of the later of (i) the occurrence of a Market Disruption Event or (ii) the beginning of the period of the Replacement Capital Obligation (if such Market Disruption Event occurred prior to the Replacement Capital Obligation period beginning and is continuing) certifying that a Market Disruption Event has occurred and is continuing, if such notice is provided the issuer will be excused from its obligation to use Commercially Reasonable Efforts to issue Qualifying Securities pursuant to the Replacement Capital

Obligation for an initial suspension period of 90 consecutive days following such certification. The issuer may extend a suspension period by providing written certification to the Trustee (which the Trustee will promptly disseminate to the holders of the notes) on or prior to the expiration of such suspension period, certifying that the applicable Market Disruption Event is continuing, in which case, the issuer’s obligation to use Commercially Reasonable Efforts to issue Qualifying Securities pursuant to the Replacement Capital Obligation will be excused for an additional 60 consecutive days following such further certification. Following the expiration of the applicable suspension period, the issuer’s obligation to use Commercially Reasonable Efforts to issue Qualifying Securities pursuant to the Replacement Capital Obligation shall be reinstated. The issuer’s ability to initiate or extend a suspension period in connection with a Market Disruption Event will also be subject to the limits on suspension periods provided for in the definition of Market Disruption Event (if applicable). Notwithstanding the foregoing time limitations as to suspension in connection with a particular Market Disruption Event, the suspension of the issuer’s obligations pursuant to the foregoing shall not prohibit the further suspension of obligations in connection with, and the issuer shall be entitled to provide separate notices with respect to, any separate and distinct Market Disruption Event(s). In addition, for the avoidance of doubt, the issuer shall not be prohibited during any suspension of the requirements to use Commercially Reasonable Efforts during a Market Disruption Event from issuing any Qualifying Securities.
For the avoidance of doubt, the Trustee shall have no responsibility to make any determinations or calculations with respect to (i) the Replacement Capital Obligation or any terms thereof, which collectively shall be the responsibility of the issuer, (ii) the occurrence or continuation of a Market Disruption Event, which will be determined by the issuer, or (iii) the occurrence or continuation of any Replacement Capital Obligation Default, which shall be made by the holders of the notes.
Ranking
ACGL is a holding company and, accordingly, it conducts substantially all of its operations through its operating subsidiaries. As a result, ACGL’s cash flow and its ability to service its debt depend upon the earnings of its operating subsidiaries and on the distribution of earnings, loans or other payments from such subsidiaries to ACGL. Contractual provisions or laws, as well as the financial condition and operating and regulatory requirements of ACGL and its subsidiaries, may limit the ability of ACGL to obtain cash from its subsidiaries that ACGL requires to pay its debt service obligations (including guarantee obligations). In addition, because ACGL is a holding company, holders of the debt securities will have a junior position to the claims of the creditors of ACGL’s subsidiaries on their assets and earnings.
The notes will be senior unsecured obligations of the issuer and will:
•rank equal in right of payment with all the other unsecured and unsubordinated indebtedness of the issuer, including without limitation other senior unsecured indebtedness that may be issued under the base indenture in the future;
•be senior in right of payment to our future indebtedness that is expressly subordinated in right of payment to the notes;
•be effectively subordinated to all secured indebtedness of the issuer to the extent of the value of the assets securing such indebtedness;
•be effectively subordinated to all existing and future obligations (including amounts owed to holders of reinsurance and insurance policies) of the issuer’s subsidiaries; and
•not be guaranteed by any of the issuer’s subsidiaries.
As of March 31, 2026, ACGL had $1.30 billion of indebtedness for borrowed money outstanding, all of which was unsecured, and ACGL’s other subsidiaries had a total of $1.45 billion of indebtedness for borrowed money outstanding, which are structurally senior to the notes.
Optional Redemption
The issuer will be permitted to redeem the notes at its option in certain circumstances at the prices and in the amounts set forth in this section. In all cases, the Company’s exercise of its optional redemption rights will be subject to the Conditions to Redemption (as defined herein) being satisfied.
The issuer may, subject to the Conditions to Redemption, redeem the notes at any time, in whole or in part, as set forth below.

If the issuer elects to redeem a series of notes before the applicable Par Call Date, the issuer will pay (other than in the case of a redemption following the occurrence of a Tax Event (as defined herein)) at a “make-whole” redemption price equal to the greater of:
(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming, in the case of the 2036 notes, the 2036 notes matured on the 2036 Notes Par Call Date, and in the case of the 2056 notes, the 2056 notes matured on the 2056 Notes Par Call Date ) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus, (i) in the case of the 2036 notes, basis points, and (ii) in the case of the 2056 notes, basis points, in each case, less (b) interest accrued to the date of redemption, and
(2) 100% of the principal amount of the notes of such series to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.
If the issuer elects to redeem a series of notes on or after the applicable Par Call Date, the issuer will pay a redemption price equal to 100% of the principal amount of such notes, plus accrued and unpaid interest on the notes being redeemed to, but not including, the date of redemption.
“Applicable Supervisory Regulations” means such insurance supervisory laws, rules and regulations relating to group supervision or the supervision of single insurance entities, as applicable, which are applicable to the issuer or the Insurance Group, and which shall initially mean the Group Rules until such time when the BMA no longer has jurisdiction or responsibility to regulate the issuer or the Insurance Group.
“BMA” means the Bermuda Monetary Authority, or, should the Bermuda Monetary Authority no longer have jurisdiction or responsibility to regulate the issuer or the Insurance Group, as the context requires, a regulator which is otherwise subject to Applicable Supervisory Regulations.
“ECR” means the enhanced capital requirement applicable to the Insurance Group and as defined in the Insurance Act or, should the Insurance Act or the Group Rules no longer apply to the Insurance Group, any and all other solvency capital requirements defined in the Applicable Supervisory Regulations.
“Group Rules” means the Group Solvency Standards, together with the Group Supervision Rules, as those rules and regulations may be amended or replaced from time to time.
“Group Solvency Standards” means the Bermuda Insurance (Prudential Standards) (Insurance Group Solvency Requirement) Rules 2011, as those rules and regulations may be amended or replaced from time to time.
“Group Supervision Rules” means the Bermuda Insurance (Group Supervision) Rules 2011, as those rules and regulations may be amended or replaced from time to time.
“Insurance Act” means the Bermuda Insurance Act 1978 and related regulations, as amended or replaced from time to time.
“Insurance Group” means all subsidiaries of the issuer that are regulated insurance or reinsurance companies (or part of such regulatory group) pursuant to the Applicable Supervisory Regulations.
“Par Call Date” means (1) with respect to the 2036 notes, the date that is three months prior to the 2036 Scheduled Maturity Date (the “2036 Notes Par Call Date”), and (2) with respect to the 2056 notes, the date that is six months prior to the 2056 Scheduled Maturity Date (the “2056 Notes Par Call Date”).
“Solvency Capital Requirement” means the ECR or any other requirement to maintain assets applicable to the issuer or in respect of the Insurance Group, as applicable, pursuant to the Applicable Supervisory Regulations.
“Tier 3 Capital” means “Tier 3 Ancillary Capital” as set out in the Group Supervision Rules (or, if the Group Supervision Rules are amended so as to no longer refer to Tier 3 Ancillary Capital in this respect, the nearest corresponding concept (if any) under the Group Supervision Rules, as amended).
“Treasury Rate” means, for any redemption date for the notes of any series, the yield determined by the issuer in accordance with the following two paragraphs.
The Treasury Rate shall be determined by the issuer after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities-Treasury constant maturities-Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the issuer shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields - one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life - and shall interpolate to the applicable Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.
If on the third business day preceding the redemption date H.15 TCM or any successor designation or publication is no longer published, the Issuer shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date, as applicable.If there is no United States Treasury security maturing on the applicable Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the applicable Par Call Date, one with a maturity date preceding the applicable Par Call Date and one with a maturity date following the Par Call Date, the Issuer shall select the United States Treasury security with a maturity date preceding the applicable Par Call Date. If there are two or more United States Treasury securities maturing on the applicable Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Issuer shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.
The issuer’s actions and determination in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. The Trustee shall have no responsibility with respect to the determination of the redemption price of the notes of any series.
The issuer will send the holders of the applicable series of notes to be redeemed a notice of redemption by first-class mail or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 and not more than 60 days prior to the date fixed for redemption. Notices of redemption may, in our sole discretion, be subject to one or more conditions precedent, including but not limited to, the consummation of a financing transaction, equity offering, asset disposition or other corporate transaction (or a series of such transactions) or the satisfaction of the Conditions to Redemption. In addition, if such redemption is subject to satisfaction of any such condition, the notice of redemption may state that, in the issuer’s discretion, the redemption date may be delayed until such time as such condition shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that such condition shall not have been satisfied by the redemption date, or the redemption date so delayed.
Unless the issuer defaults in payment of the redemption price, the notes called for redemption shall cease to accrue any interest on or after the redemption date.
In the event that fewer than all of the notes of a particular series will be redeemed, the notes of such series will be selected for redemption, if the notes of such series are global notes, in accordance with the applicable procedures of the depositary or, if the notes of such series are in certificated form, by lot.
ACGL or any of its subsidiaries may acquire notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise.
Conditions to Redemption
In connection with any redemption on any day, including with respect to a scheduled redemption or a planned purchase of any series of the notes, the following conditions are required to be satisfied (the “Conditions to Redemption”):
(i) the Solvency Capital Requirement is complied with immediately before and after the repayment or purchase of the notes of such series of the notes unless the capital represented by the notes to be redeemed or repaid is replaced without delay with the issuance of capital having equal or better treatment as the notes under the Group Rules, approved by the BMA; and
(ii) with regard to redemptions occurring prior to , 2029, the BMA has given, and not withdrawn by such date, its prior consent to the redemption of such series of notes and the payment of accrued and unpaid interest or to the purchase of such series of notes; provided, that if under the Applicable Supervisory Regulations no such consent is required at the time in order for the series of notes to qualify or continue to qualify, as applicable, as Tier 3 Capital of the issuer or the Insurance Group, this clause (ii) shall not apply.
Additional Amounts
The issuer will make all payments under the notes without withholding or deduction at source for, or on account of, any present or future taxes, duties, levies, assessments or similar governmental charges (“Taxes”) unless such Taxes are required to be withheld or deducted by (x) the laws (or any regulations or rulings promulgated thereunder) of any taxing jurisdiction or (y) any official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in a taxing jurisdiction). If any such withholding or deduction at source is required with respect to any Tax imposed or levied by Bermuda or any political subdivision or taxing authority thereof or therein (a “Relevant Taxing Jurisdiction”), the issuer will, subject to certain limitations and exceptions described below, pay to the holder such additional amounts as may be necessary so that every net payment of principal, premium, if any, interest or any other amount payable to such holder under the notes, after such withholding or deduction, will equal the amount provided for herein to be then due and payable.
Notwithstanding the foregoing, the issuer will not be required to pay any additional amounts for or on account of:
(1) any Tax which would not have been imposed but for the fact the applicable holder or beneficial owner of a note (a) is or was a resident, domiciliary or national of, engages or engaged in business in, maintains or maintained a permanent establishment in, or is or was physically present in, the Relevant Taxing Jurisdiction or had some other present or former connection with the Relevant Taxing Jurisdiction other than by reason of the mere ownership of, or receipt of payment under, such note, (b) presented such note for payment in the Relevant Taxing Jurisdiction, unless such note could not have been presented for payment elsewhere, or (c) presented such note for payment more than 30 days after the date on which the payment in respect of such note became due and payable or provided for, whichever is later, except to the extent that the holder would have been entitled to such additional amounts if it had presented such note for payment on any day within that 30-day period;
(2) any estate, inheritance, gift, net worth, wealth, sale, use, gains, excise, value added, transfer, personal property or similar Tax;
(3) any Tax that is imposed or withheld by reason of the failure by the holder or the beneficial owner of such note to comply with any reasonable request by the issuer addressed to the holder or beneficial owner within 90 days of such request (a) to provide information concerning the nationality, residence or identity of such holder or such beneficial owner or (b) to make any declaration or other similar claim or satisfy any information or reporting requirement, which is required or imposed by statute, treaty, regulation or administrative practice of the Relevant Taxing Jurisdiction as a precondition to an exemption from, or reduction in, such Tax;
(4) any Tax that is imposed other than by means of withholding in respect of payments made under a note;
(5) any Taxes imposed on or measured by overall net income (however denominated) or any branch profits tax;
(6) any withholding or deduction imposed pursuant to current Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (or any amended or successor version thereof), any current or future regulations promulgated thereunder or official interpretations thereof, any intergovernmental agreements, treaties or conventions in connection therewith (or any laws, regulations or official administrative guidance implementing such agreements, treaties or conventions), and any agreements entered into pursuant to current Section 1471(b)(1) of the U.S. Internal Revenue Code of 1986, as amended (or any amended or successor version thereof); or
(7) any combination of items (1), (2), (3), (4), (5) and (6).
In addition, the issuer will not pay additional amounts with respect to any payment to any holder who is a fiduciary or partnership or otherwise not the sole beneficial owner of such note to the extent that a beneficiary, partner or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to such additional amounts had it been the holder of such note.
Redemption for Tax Purposes
Subject to the Conditions to Redemption, we may redeem a series of the notes at our option, in whole but not in part, at a redemption price equal to 100% of the principal amount, together with accrued and unpaid interest and additional amounts, if any, to, but excluding, the date fixed for redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), at any time after we receive an opinion of counsel that as a result of (1) any change in or amendment to the laws or treaties (or any regulations or rulings promulgated under these laws or treaties) of any Relevant Taxing Jurisdiction or any change in or amendment to the application or official interpretation of such laws, treaties, regulations or rulings, (2) any action taken by a taxing authority of any Relevant Taxing Jurisdiction, or (3) a decision rendered by a court of competent jurisdiction in any Relevant Taxing Jurisdiction whether or not such decision was rendered with respect to us, there is a substantial probability that we will be required at any time thereafter to pay any additional amounts with respect to any note of such series as provided in “—Additional Amounts” above and such obligation to pay additional amounts cannot be avoided by the use of reasonable measures then available (a “Tax Event”). Any redemption pursuant to this paragraph will follow the procedures set forth above under “—Optional Redemption.”
Tax Treatment of Notes
By investing in the notes, holders of the notes agree to treat the notes as indebtedness of the issuer for U.S. federal income tax purposes, unless otherwise required by applicable law.
Certain Covenants
Below is a summary of certain covenants contained in the indenture, which summary replaces in its entirety the summary set forth in the accompanying prospectus under the heading “Description of ACGL Debt Securities—Certain Covenants.”
Limitation on Liens on Stock of Designated Subsidiaries
ACGL will not, nor will they permit any designated subsidiary to, create, assume, incur or guarantee any indebtedness for borrowed money if that indebtedness is evidenced by notes, debentures, bonds or similar negotiable instruments, which is secured by any mortgage, pledge, lien, security interest or other encumbrance (each, a “Lien”) upon any shares of capital stock of any designated subsidiary owned by ACGL or such designated subsidiary (whether such shares of stock are now owned or hereafter acquired) without effectively providing concurrently that the notes (and, if we so elect, any other indebtedness of ours that is not subordinated to the notes and with respect to which the governing instruments require, or pursuant to which we are otherwise obligated, to provide such security) will be secured equally and ratably with such indebtedness for at least the time period such other indebtedness is so secured. This restriction will not apply to indebtedness secured by:
•Liens on any shares of stock or indebtedness of or acquired from a person that is merged or consolidated with or into, or is otherwise acquired by ACGL or any designated subsidiary;
•Liens to secure indebtedness of a designated subsidiary to ACGL or another designated subsidiary, but only as long as the indebtedness is owned or held by ACGL or such designated subsidiary;
•Liens existing at the time a subsidiary becomes a designated subsidiary; and
•any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the three bullet points above.

The term “capital stock” of any person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such person, including preferred stock, in each case, which are entitled to vote in the election of directors, member or general partners or other similar managing body, as applicable, but excluding any debt securities convertible into or other securities convertible into such equity; provided, however that preferred shares or other similar securities issued in the ordinary course of business by any subsidiaries of the issuer in connection with their “rent-a-captive” business shall not be deemed capital stock for purposes of the covenants described herein.
The term “designated subsidiary” means any present or future consolidated subsidiary of ACGL, (a) the assets of which constitute at least 20% of ACGL’s consolidated assets and (b) in which ACGL holds, directly or indirectly, equity interests entitled to more than 50% of the profits thereof; provided, however, that (i) in the event Liens of the type described in the “Limitation on Liens on Stock of Designated Subsidiaries” covenant are placed on the capital stock of more than one of ACGL’s subsidiaries in one transaction or in a series of related transactions and such subsidiaries, when taken together as a whole, constitute at least 20% of ACGL’s consolidated assets, each such subsidiary shall be deemed to be a “designated subsidiary” for purposes of such transaction or transactions, as the case may be and (ii) in the event of a sale, transfer or other disposition of the type described in the “Limitation on the Disposition of Stock of Designated Subsidiaries” covenant of any shares of capital stock of more than one of ACGL’s subsidiaries in one transaction or in a series of related transactions and such subsidiaries, when taken together as a whole, constitute at least 20% of ACGL’s consolidated assets, each such subsidiary shall be deemed to be a “designated subsidiary” for purposes of such transaction or transactions, as the case may be. As of March 31, 2026, the following subsidiaries of ACGL were designated subsidiaries: Arch Insurance Company and Arch Re Bermuda.
Limitation on the Disposition of Stock of Designated Subsidiaries
Neither ACGL nor any of its designated subsidiaries may issue, sell, assign, transfer or otherwise dispose of any of the voting stock of a designated subsidiary so long as any of the notes remain outstanding, except where:
•the action must be taken to comply with an order of a court or regulatory authority, unless the order was requested by ACGL or one of ACGL’s designated subsidiaries;
•such voting stock is disposed of for fair market value, as determined in good faith by ACGL’s board of directors; or
•the issuance, sale, assignment, transfer or other disposition is made to ACGL or any of its other subsidiaries.
The indenture does not restrict the transfer of assets from a designated subsidiary of ACGL to any other person, including ACGL or another of ACGL’s subsidiaries.
Merger, Amalgamation, Consolidation or Sale of Assets
ACGL may not consolidate or amalgamate with or merge with or into any other person (other than a subsidiary) or convey, transfer, sell or lease its properties and assets substantially as an entirety to any person (other than a subsidiary), or permit any person to consolidate with or merge into ACGL, unless:
•either (a) ACGL shall be the surviving person or (b) the surviving person, if other than ACGL, shall (1) be a corporation or limited liability company organized and existing under the laws of the United States of America, any state thereof, the District of Columbia, Bermuda, the Cayman Islands or any country or state which is a member of the Organization of Economic Cooperation and Development and (2) expressly assume, by an indenture supplemental to the indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all of the obligations of ACGL under the notes and the indenture, as applicable;
•immediately after giving effect to such transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and
•ACGL shall have delivered to the Trustee an officers’ certificate and opinion of counsel stating that such consolidation, merger, conveyance, transfer, sale or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the base indenture and that all conditions precedent herein provided for relating to such transaction have been satisfied.

The surviving person of such transaction shall succeed to, and be substituted for, and may exercise every right and power of ACGL under the indenture with the same effect as if such successor had been named as ACGL thereunder; and thereafter, ACGL shall be discharged from all obligations and covenants under the base indenture and the notes, as applicable.
Money for Securities; Payments to Be Held in Trust
If the issuer at any time acts as its own paying agent with respect to the notes, it will, immediately prior to such due date of the principal of (and premium, if any) or interest on such notes, segregate and hold in trust for the benefit of the persons entitled thereto a sum sufficient to pay the principal (and premium, if any) or interest so becoming due until such sums are paid to such persons or otherwise disposed of as provided in the indenture and will promptly notify the Trustee of its action or failure so to act. Any payment of principal pursuant to this paragraph with respect to the notes is subject to the provisions of the indenture described in and as defined under “Conditions to Redemption.”
Statement by Officers as to Default
ACGL will deliver to the Trustee, within 120 days after the end of each of its fiscal year, a certificate of the principal executive officer, principal financial officer or principal accounting officer of ACGL stating whether or not to the best knowledge of the signers thereof ACGL is in default in the performance and observance of any of the terms, provisions and conditions of the indenture, and if ACGL is in default, specifying all such defaults and the nature and status thereof of which they may have knowledge.
Discharge and Defeasance
Under the terms of the indenture, we will be discharged from any and all obligations in respect of any series of notes issued under the indenture (except for certain obligations to register the transfer or exchange of notes, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold moneys for payment in trust) if:
(1)we deliver all outstanding notes of the applicable series to the applicable trustee for cancellation and pay all sums payable by us under such notes and the indenture with respect to such series; or
(2)such notes either have become due and payable or will become due and payable within one year (or are to be called for redemption within one year) and we deposit with the applicable trustee, in trust, cash or U.S. government obligations sufficient to pay all principal of and interest and premium, if any, on such debt securities.
In addition, we may elect either (1) to defease and be discharged from any and all obligations with respect to the applicable series of notes (“legal defeasance”) or (2) to be released from our obligations with respect to the applicable series of notes under certain covenants in the indenture, and any omission to comply with such obligations will not constitute a default or an event of default with respect to such notes (“covenant defeasance”), in each case by giving notice to the applicable trustee of our intention to defease all of the notes of such series and irrevocably depositing with such trustee or a paying agent cash or U.S. government obligations sufficient to pay all principal of and interest and premium, if any, on such notes.
With respect to a legal defeasance or covenant defeasance, such a trust may only be established if, among other things:
(1)the applicable legal defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the indenture or any agreement or instrument to which we are a party or by which we are bound;
(2)in the case of legal defeasance, no event of default or event which with notice or lapse of time or both would become an event of default with respect to the notes to be defeased will have occurred and be continuing on the date of establishment of such a trust;
(3)in the case of a covenant defeasance, we have delivered to the applicable trustee an opinion of counsel reasonably acceptable to such trustee, subject to customary assumptions and qualifications or a letter ruling of the IRS (as specified in the applicable supplemental indenture) to the effect that the beneficial owners of such defeased series of notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

(4)in the case of legal defeasance, we have delivered to the applicable trustee an opinion of counsel reasonably acceptable to such trustee that (a) the issuer has received from, or there has been published by the IRS, a ruling, or (b) since the date of the applicable indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, subject to customary assumptions and qualifications, and based thereon the beneficial owners of such defeased series of notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred.
In the event we effect covenant defeasance with respect to any notes and such notes are declared due and payable because of the occurrence of any event of default, other than an event of default with respect to any covenant as to which there has been covenant defeasance, the government obligations on deposit with the Trustee will be sufficient to pay amounts due on such notes at the time of the stated maturity but may not be sufficient to pay amounts due on such notes at the time of the acceleration resulting from such event of default.
Any election that we make to discharge or defease our obligations with respect to the notes is subject to the provisions of the indenture described in and as defined under “Conditions to Redemption.”
No Rights of Set-Off
The notes will not in any way give rise to any rights of set-off, recoupments or counterclaims against any claims and obligations of Arch Capital Group Ltd. or any of the Insurance Group to any person in whose names the notes are registered or any creditor of Arch Capital Group Ltd. or any of the Insurance Group.
Modification and Waiver
We and the Trustee may modify, amend and/or supplement the indenture, and the terms of any series of notes with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of all series affected thereby (voting as a single class); provided, however, that, without the consent of each holder of the notes affected thereby, such amendment, modification or supplement may not (with respect to any debt securities held by a non-consenting holder):
(1)change the stated maturity of the principal of, or any premium on, or any installment of interest with respect to such notes;
(2)reduce the principal amount of, or the rate (or modify the calculation of such principal amount or rate) of interest on, such notes or any premium payable upon the redemption thereof;
(3)change the currency of payment of principal of or interest on such notes;
(4)impair the right to institute suit for the enforcement of any payment on or with respect to such notes;
(5)reduce the above-stated percentage of holders of the notes of any series necessary to modify or amend the indenture governing such series; or
(6)modify the foregoing requirements or reduce the percentage of outstanding debt securities necessary to waive any covenant or past default.
Holders of not less than a majority in principal amount of the outstanding notes of any series may waive any past default with respect to such series and its consequences, except a default:
(1)in the payment of the principal of (or premium, if any) or interest on any notes of such series (except a rescission of acceleration of such series by the holders thereof as provided in the indenture and a waiver of the payment default that resulted from such acceleration); or
(2)in respect of a covenant or provision of the applicable indenture that cannot be modified or amended without the consent of each holder affected.

We and the Trustee may amend or supplement the indenture or waive any provision of the indenture and the notes issued thereunder without the consent of any holders of such notes in some circumstances, including:
•to cure any ambiguity, omission, defect or inconsistency;
•to make any other change that does not, in the good faith opinion of the board, materially adversely affect the interests of holders of such debt securities;
•to provide for the assumption of our or the guarantor’s obligations under the indenture by a successor upon any merger, consolidation or asset transfer permitted under the indenture;
•to provide any guarantees of such notes (subject to the Conditions to Redemption);
•to add events of default with respect to such notes;
•to add covenants that would benefit the holders of such notes or to surrender any rights or powers we or any guarantor have under the indenture;
•to make any change necessary to comply with the Trust Indenture Act of 1939, or any amendment thereto, or to comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act of 1939; provided, however, that such modification or amendment does not, in the good faith opinion of the board and the applicable trustee, adversely affect the interests of the holders of such notes in any material respect;
•to provide for uncertificated debt securities in addition to or in place of certificated debt securities;
•to change or eliminate any of the provisions of the indenture; provided, however, that any such change or elimination will become effective only when there is no notes outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;
•to establish the form or terms of notes of any series as permitted by the indenture;
•to conform the indenture or the notes to this “Description of Notes”; or
•to evidence and provide for the acceptance of appointment by a successor trustee with respect to the notes of one or more series and to add to or change any of the provisions of the indenture as will be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee, pursuant to the requirements of the indenture.
Events of Default and Notice Thereof
The following are events that will constitute “events of default” with respect to the notes:
(1)default in the payment of any interest upon any notes of a series when it becomes due and payable, and continuance of such default for a period of 30 days; or
(2)default in the payment of the principal of (or premium, if any, on) any notes of a series when due, including upon redemption, other than if deferral of such payment is required due to a failure to satisfy the Conditions to Redemption; or
(3)default in the performance, or breach, of any covenant of ACGL (other than those described in clauses (1) or (2) above) in the indenture (other than a covenant added solely for the benefit of another series of notes) and continuance of such default or breach for a period of 60 days after there has been given by registered or certified mail, to ACGL by the Trustee or to ACGL and the Trustee by the holders of at least 25% in principal amount of the outstanding notes of a series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; provided, however, notwithstanding the foregoing the failure by the issuer to use Commercially Reasonable Efforts or to otherwise satisfy the Replacement Capital Obligation or any covenant contained in such section shall in no case be a “default” or an “event of default” and shall not allow any acceleration or any other remedy with respect to the notes; provided further that the only remedy for a breach of such covenant shall be an action for specific performance with respect to such covenant to use Commercially Reasonable Efforts as described above; or
(4)default by ACGL in the payment when due of the principal at its stated final maturity of any material indebtedness (other than the indenture governing the notes offered hereby), which default shall continue unremedied or unwaived for more than 60 days after the expiration of any grace period or extension of the time for payment applicable thereto; or
(5)default by ACGL under any instrument or instruments governing any material indebtedness (other than the indenture governing the notes offered hereby) that has caused the holders thereof or their representative to declare such indebtedness to be due and payable prior to its stated final maturity, unless such declaration has been rescinded, or has been cured, within 60 days; or
(6)failure within 60 days to pay, bond or otherwise discharge any uninsured final judgment against ACGL or court order for the payment of money by ACGL, in each case, in excess of $200 million, which is not stayed on appeal or is not otherwise being appropriately contested in good faith;
(7)the entry by a court of competent jurisdiction of (A) a decree or order for relief in respect of the ACGL in an involuntary case or proceeding under any Bankruptcy Law or (B) a decree or order adjudging ACGL a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of ACGL under any Bankruptcy Law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of ACGL or of all or substantially all of its assets, or ordering the winding-up or liquidation of ACGL, and, in each case, the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or
(8)the commencement by ACGL of a voluntary case or proceeding under any Bankruptcy Law, or the consent by ACGL to the entry of a decree or order for relief in respect of ACGL in an involuntary case or proceeding under any Bankruptcy Law, or the consent by ACGL to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of ACGL or of all or substantially all of ACGL’s assets, or the making by ACGL of a general assignment for the benefit of creditors.
The Trustee will, within 90 days after the occurrence of any default (the term “default” to include the events specified above without grace or notice) with respect to the notes of a series of which written notice has been provided to it, give to the holders of the notes of such series notice of such default; provided, however, that, except in the case of a default in the payment of principal of (or premium, if any) or interest on any of the notes of a series, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of the notes of such series; and provided, further, that in the case of any default of the character specified in clause (3) above, no such notice to holders of notes of a series will be given until at least 30 days after the occurrence thereof. ACGL will certify to the Trustee quarterly as to whether any default exists. The Trustee shall not be deemed to have notice of any default or event of default unless a responsible officer of the Trustee has received written notice at the Corporate Trust Office of any event which is in fact such a default or event of default, and such notice references the notes of the applicable series and the indenture.
If an event of default, other than an event of default described in clause (7) or (8) and subject to the limitations with respect to the Replacement Capital Obligation described above, with respect to the notes of a series will occur and be continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the notes of such series then outstanding, by notice in writing to ACGL (and to the Trustee if given by the holders of notes of such series), will be entitled to declare all unpaid principal of and accrued interest on notes of such series then outstanding to be due and payable immediately. In the case of an event of default described in clause (7) or (8), all unpaid principal of and accrued interest on notes then outstanding will be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of notes.
Such acceleration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of or interest on the notes) may be waived by the holders of a majority in principal amount of the notes of the applicable series then outstanding upon the conditions provided in the indenture. Further, at any time after a Replacement Capital Obligation Default has occurred and is continuing, the holders of a majority in aggregate principal amount of the notes may, on behalf of the holders of all notes, waive any such Replacement Capital Obligation Default and its consequences with respect to the notes.

No holder of the notes of a series may pursue any remedy under the indenture unless the Trustee will have failed to act after, among other things, notice of an event of default and request by holders of at least 25% in principal amount of the notes of such series has occurred and the offer to the Trustee of indemnity satisfactory to it; provided, however, that such provision does not affect the right to sue for enforcement of any overdue payment on notes on the applicable maturity date (subject to any extensions or deferrals permitted hereunder).
The terms of any other series of debt securities issued under the base indenture or any other indebtedness of ACGL may provide for events of default under such series or other indebtedness that differ from the events of default under the notes.
The term “Bankruptcy Law” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.
The term “material indebtedness” means any bond, debenture, note or other evidence of indebtedness of ACGL, in each case for borrowed money, in an aggregate amount exceeding $200 million.
The Trustee
The indenture will contain certain limitations on a right of the Trustee, as the issuer’s creditor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with ACGL; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.
Subject to the terms of the indenture, the holders of a majority in principal amount of all outstanding notes issued under the base indenture (or if more than one series is affected thereby, of all series so affected, voting as a single class) will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the Trustee for such series or all such series so affected.
The Bank of New York Mellon is the Trustee under the indenture.
The indenture contains provisions for the indemnification of the Trustee and for its relief from responsibility. The obligations of the Trustee to any holder are subject to such indemnities, immunities and rights as are set forth in the indenture.
Except during the continuance of an event of default, the Trustee need perform only those duties that are specifically set forth in the indenture and no others, and no implied covenants or obligations will be read into the indenture against the Trustee, except as otherwise required by the Trust Indenture Act. In case an event of default has occurred and is continuing and a responsible officer of the Trustee has received written notification thereof, the Trustee will exercise those rights and powers vested in it by the indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. No provision of the indenture will require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties thereunder, or in the exercise of any of its rights or powers if it has reasonable grounds for believing that repayment of such funds or adequate security or indemnity against such risk or liability is not assured to it.
Governing Law
The indenture and the notes will be governed by the laws of the State of New York.

BOOK-ENTRY; DELIVERY AND FORM
DTC will act as securities depository for the notes. The notes will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered note in global form without coupons (each, a “global note”) will be issued for each series of the notes, each in the aggregate principal amount of such series, and will be deposited with DTC. If, however, the aggregate principal amount of any series exceeds $500 million, one global note will be issued with respect to each $500 million of principal amount, and an additional note will be issued with respect to any remaining principal amount of such series.
DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934 (the “Exchange Act”). DTC holds and provides asset servicing for over 3.6 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants (“direct participants”) deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly (“indirect participants”). DTC has a Standard & Poor’s rating of AA+. The DTC Rules applicable to its participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com.
Purchases of notes under the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each actual purchaser of each note (“beneficial owner”) is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except in the event that use of the book-entry system for the notes is discontinued.
To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.
Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of notes may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the notes, such as redemptions, tenders and defaults. For example, beneficial owners of notes may wish to ascertain that the nominee holding the notes for their benefit has agreed to obtain and transmit notices to beneficial owners. In the alternative, beneficial owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.
Redemption notices shall be sent to DTC. If less than all of the notes within a series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such series to be redeemed.
Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to notes. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts notes are credited on the record date (identified in a listing attached to the omnibus proxy).
Redemption proceeds, distributions, and dividend payments on the notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the issuer, the trustee or any of their respective agents, on payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the trustee, or the issuer, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the issuer or the trustee, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.
Neither the issuer, nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global notes.
DTC may discontinue providing its services as depository with respect to the notes at any time by giving reasonable notice to the issuer or the trustee. Under such circumstances, in the event that a successor depository is not obtained, certificates for the notes are required to be printed and delivered.
The issuer may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, certificates for the notes will be printed and delivered to DTC.
The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that the issuer believes to be reliable, but the issuer takes no responsibility for the accuracy thereof.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO U.S. HOLDERS
The following is a general discussion of certain United States federal income tax consequences of the acquisition, ownership and disposition of the notes to U.S. Holders (as defined below), but does not purport to be a complete discussion of all potential U.S. federal income tax considerations.
This discussion is limited to U.S. Holders who acquire the notes in this offering for cash at their issue price (i.e., the first price at which a substantial amount of the applicable series of notes is sold to the investors for cash, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agencies or wholesalers) and who hold such notes as capital assets within the meaning of Section 1221 of the Code.
This discussion does not address specific U.S. federal income tax consequences that may be relevant to particular persons (including, for example, pass-through entities (e.g., partnerships) or persons who hold the notes through pass-through entities, banks or other financial institutions, broker-dealers, insurance companies, regulated investment companies, real estate investment trusts, tax-exempt entities, common trust funds, dealers in securities or currencies, traders in securities that have elected the mark-to-market method of accounting for their securities, U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, U.S. Holders that hold the notes through a non-U.S. broker or other non-U.S. intermediary, U.S. expatriates, persons required to accelerate the recognition of any item of gross income with respect to the notes as a result of such item being taken into account in an applicable financial statement, persons liable for the alternative minimum tax and persons in special situations, such as those who hold notes as part of a straddle, hedge, conversion transaction, or other integrated investment). In addition, this discussion does not describe any tax consequences arising under United States federal gift and estate, Medicare contribution tax or other federal tax laws or under the tax laws of any state, local or non-U.S. jurisdiction.
This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Department regulations (the “Treasury Regulations”) promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. We have not and will not seek any rulings from the Internal Revenue Service (“IRS”) regarding the matters discussed below. There can be no assurance that the IRS or a court will not take positions concerning the tax consequences of the purchase, ownership or disposition of the notes that are different from those discussed below.
Prospective purchasers of the notes should consult their own tax advisors concerning the United States federal income, estate and gift and other tax consequences to them of acquiring, owning and disposing of the notes, as well as the application of any state, local and non-U.S. income and other tax laws.
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of a note that is, for United States federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to United States federal income tax regardless of the source; or (iv) a trust, if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all its substantial decisions, or if the trust has a valid election in effect to be treated as a U.S. person.
If an entity or arrangement taxed as a partnership for United States federal income tax purposes holds our notes, the United States federal income tax consequences of payments received by such partnership will in many cases be determined by reference to the status of a partner and the activities of the partnership. If you are a partnership or a partner in a partnership considering an investment in our notes, you should consult your own tax advisor.
Characterization of the Notes for U.S. Federal Income Tax Purposes. The determination of whether a security should be classified as indebtedness or equity for U.S. federal income tax purposes requires a judgment based on all relevant facts and circumstances. There is no statutory, judicial or administrative authority that directly addresses the U.S. federal income tax treatment of securities substantially similar to the notes. We believe the notes should be treated as indebtedness for U.S. federal income tax purposes and we intend to so treat the notes. By investing in the notes, holders of the notes agree to treat the notes as indebtedness of the issuer for U.S. federal income tax purposes, unless otherwise required by applicable law. However, there is uncertainty on this issue (particularly given that, as described in “Description of Notes—Principal, Interest and Maturity,” our obligation to repay principal or otherwise redeem the notes may be deferred, possibly indefinitely, if the Conditions to Redemption are not satisfied), and there is no assurance that the IRS will not successfully assert that the notes should be treated as equity for U.S. federal income tax purposes. U.S. Holders should consult their own advisors about any adverse tax consequences that might result if the notes were treated as equity for U.S. federal income tax purposes, including the possible application of Section 302 of the Code to any future redemption or retirement of a note and the possible application of the passive foreign investment company (“PFIC”) rules. In this regard, as discussed in more detail in the 2025 Form 10-K, while not free from doubt, we currently do not expect to be a PFIC with respect to calendar year 2025 or any future taxable year.
The remainder of this discussion assumes that the classification of the notes as indebtedness will be respected for U.S. federal income tax purposes.
Effect of Certain Contingencies. We may be required, under certain circumstances, to pay amounts in addition to the stated principal amount of and interest on the notes (e.g., as described in “Description of Notes—Principal, Interest and Maturity” and “Description of Notes—Optional Redemption”) or to pay amounts in advance of, or later than, their scheduled due date. In addition, as described in “Description of Notes—Principal, Interest and Maturity,” our obligation to repay principal or otherwise redeem the notes may be deferred, possibly indefinitely, if the Conditions to Redemption are not satisfied. Although the issue is not free from doubt, we intend to take the position that the foregoing contingencies do not result in the notes being treated as contingent payment debt instruments under the applicable Treasury Regulations. Our determination that the notes are not contingent payment debt instruments is binding on a U.S. Holder, unless such holder explicitly discloses to the IRS on its U.S. federal income tax return for the year during which it acquires the notes that it is taking a contrary position. However, our position is not binding on the IRS. If the IRS takes a contrary position to that described above, a U.S. Holder may be required to accrue ordinary interest income on the notes at a rate in excess of the stated interest rate on the notes and to treat as ordinary income, rather than capital gain, any gain recognized on the taxable disposition of a note before the resolution of the contingencies. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments for U.S. federal income tax purposes. U.S. Holders are encouraged to consult their own tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes.
Interest. Interest on the notes (including any additional amounts paid in respect of withholding taxes and without reduction for any amounts withheld) will be taxable to a U.S. Holder as ordinary interest income at the time it is paid or accrued in accordance with such holder’s regular method of accounting for United States federal income tax purposes. A U.S. Holder may be entitled to a deduction or credit for any non-U.S. taxes withheld with respect to interest payments on the notes. The rules regarding foreign tax credits are complicated and there are significant limitations on the ability to claim a foreign tax credit. Interest on the notes will be considered income from sources outside the United States and will generally be “passive category income” for foreign tax credit purposes. Prospective purchasers should consult their tax advisors as to the foreign tax credit implications of owning and disposing of the notes. We do not expect the notes to be issued with original issue discount (“OID”) for U.S. federal income tax purposes. If the notes were issued with OID, U.S. Holders would be required to include OID in income as it accrues, regardless of their method of accounting.
Taxable Disposition of Notes. Upon the sale, exchange or other taxable disposition (including a retirement or redemption) of a note, a U.S. Holder will recognize gain or loss equal to the difference, if any, between the amount realized upon such sale, exchange or other disposition (less an amount equal to any accrued and unpaid interest, which will be taxable as ordinary interest income for United States federal income tax purposes to the extent not previously included in income) and the tax basis of the note. A U.S. Holder’s tax basis in a note will, in general, be its cost for that note. Such gain or loss generally will be capital gain or loss. Capital gains of non-corporate U.S. Holders derived in respect of capital assets held for more than one year may be eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Gain or loss recognized by a U.S. Holder on the sale or other taxable disposition of a note generally will be considered U.S. source for foreign tax credit purposes.
Information Reporting and Backup Withholding. In general, information reporting requirements will apply to payments of interest paid on the notes and to the proceeds of the sale or other disposition (including a retirement or redemption) of a note paid to a U.S. Holder (unless, in each case, the holder is an exempt recipient such as a corporation and, when required, provides evidence of such exemption). A backup withholding tax at a rate of 24% may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number and to certify that it is not subject to backup withholding or otherwise establish an exemption.
Backup withholding is not an additional tax. Any amounts withheld from a payment to a U.S. Holder under the backup withholding rules will be allowed as a credit against such holder’s United States federal income tax liability and may entitle it to a refund, provided it timely furnishes the required information to the IRS.

Required Foreign Asset Reporting on a U.S. Holder’s U.S. Federal Income Tax Return. Section 6038D of the Code generally requires U.S. individuals and certain entities to file IRS Form 8938 if they hold certain “specified foreign financial assets,” the aggregate value of which exceeds certain thresholds. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but would also, unless held in accounts maintained by a U.S. financial institution, include the notes. If a U.S. Holder does not file a required IRS Form 8938, such holder may be subject to substantial penalties and the statute of limitations on the assessment and collection of all U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date on which such form is filed. U.S. Holders should discuss these reporting obligations, and the substantial penalties for non-compliance, with their own tax advisors.
THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PARTICULAR INVESTOR. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES UNDER THE INVESTOR’S OWN CIRCUMSTANCES.

CERTAIN ERISA CONSIDERATIONS
The following is a summary of certain considerations associated with the purchase of the notes, or any interest therein, by (i) “employee benefit plans” within the meaning of Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) which are subject to Title I of ERISA, (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code, or provisions under any U.S. or non-U.S. federal, state, local or other laws or regulations that are similar to the prohibited transaction and/or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code (collectively, “Similar Laws”), and (iii) entities, the underlying assets of which are considered to include the assets of any of the foregoing described in clauses (i) or (ii) pursuant to ERISA or other applicable law (each of the foregoing described in clauses (i), (ii) and (iii) referred to herein as a “Plan”).
General Fiduciary Matters
ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (a “Covered Plan”) and prohibit certain transactions involving the assets of a Covered Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of a Covered Plan or the management or disposition of the assets of a Covered Plan, or who renders investment advice for a fee or other compensation to a Covered Plan, is generally considered to be a fiduciary of the Covered Plan.
In considering an investment in the notes, or any interest therein, with a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Laws relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control, conflicts of interest and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.
Prohibited Transaction Issues
Section 406 of ERISA and Section 4975 of the Code prohibit Covered Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of Section 3(14) of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the Covered Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes, or any interest therein, by a Covered Plan with respect to which the issuer or the underwriters is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Covered Plan involved in the transaction and provided further that the Covered Plan pays no more, or receives no less, than adequate consideration in connection with the transaction. Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of Covered Plans considering acquiring and/or holding the notes, or any interest therein, in reliance on these or any other exemption should carefully review the exemption to assure it is applicable. There can be no assurance that all of the conditions of any such exemptions will be satisfied.
Because of the foregoing, the notes, or any interest therein, should not be purchased or held by any person investing the assets of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under Title I of ERISA and Section 4975 of the Code or a similar violation of any applicable Similar Laws.
Accordingly, by the acquisition and holding of a note, or any interest therein, each purchaser and each subsequent transferee will be deemed to have represented and warranted that either (i) it is not, and it is not investing on behalf of, a Plan or (ii) the acquisition and holding of the note, or any interest therein, by such purchaser or transferee will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws, and none of the issuer or any underwriter is acting as a fiduciary with respect to such acquisition and holding of the note, or any interest therein (unless a statutory or administrative exemption applies (all of the applicable conditions of which are satisfied) or the transaction is not otherwise prohibited).
THE FOREGOING DISCUSSION IS GENERAL IN NATURE AND IS NOT INTENDED TO BE ALL INCLUSIVE. DUE TO THE COMPLEXITY OF THESE RULES AND THE PENALTIES THAT MAY BE IMPOSED UPON PERSONS INVOLVED IN NON-EXEMPT PROHIBITED TRANSACTIONS, IT IS PARTICULARLY IMPORTANT THAT FIDUCIARIES, OR OTHER PERSONS CONSIDERING PURCHASING THE NOTES, OR ANY INTEREST THEREIN, ON BEHALF OF, OR WITH THE ASSETS OF, ANY PLAN, CONSULT WITH THEIR COUNSEL REGARDING THE POTENTIAL APPLICABILITY OF ERISA, SECTION 4975 OF THE CODE AND ANY SIMILAR LAWS TO SUCH INVESTMENT AND WHETHER AN EXEMPTION WOULD BE APPLICABLE TO THE PURCHASE AND HOLDING OF THE NOTES, OR ANY INTEREST THEREIN.

UNDERWRITING (CONFLICTS OF INTEREST)
The issuer will enter into an underwriting agreement with Wells Fargo Securities, LLC, BofA Securities, Inc., J.P. Morgan Securities LLC and Lloyds Securities Inc., as representatives of the underwriters named below. Subject to the terms and conditions described in the underwriting agreement, the issuer has agreed to sell to the underwriters, and the underwriters have agreed, severally and not jointly, to purchase from the issuer, the principal amount of notes opposite their names below.

Underwriter	2036 notes	2056 notes
Wells Fargo Securities, LLC	$	$
BofA Securities, Inc.	$	$
J.P. Morgan Securities LLC	$	$
Lloyds Securities Inc.	$	$
RBC Capital Markets, LLC	$	$
Total	$	$
Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to take and pay for all of the notes being offered, if any are taken. The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.
Notes sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to % of the principal amount of the 2036 notes and % of the principal amount of the 2056 notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to % of the principal amount of 2036 notes and % of the principal amount of the 2056 notes. If all the notes are not sold at the public offering price, the underwriters may change the offering price and the other selling terms.
Each series of notes is a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes. The notes are not listed, and we do not plan to apply to list the notes on any securities exchange or to include them in any automated quotation system.
In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.
The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.
These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.
We estimate that the total expenses of the offering, excluding the underwriting discount, will be approximately $    million.
We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriters may be required to make in respect thereof.

The notes are offered for sale in those jurisdictions where it is lawful to make such offers.
Alternative Settlement Cycle
It is expected that delivery of the notes will be made against payment therefor on or about     , 2026, which is the     business day following the date hereof (such settlement cycle being referred to as “T+    ”). Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes earlier than the first business day preceding the day of settlement will be required, by virtue of the fact that the notes initially will settle in T+     , to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade such notes earlier than the first business day preceding the day of settlement should consult their own advisors.
Conflicts of Interest
As described under “Use of Proceeds,” we intend to use the net proceeds from this offering to redeem, repurchase, repay or otherwise retire the 2026 Existing Notes and repurchase a portion of our existing indebtedness upon the successful consummation of the Tender Offers. One or more of the underwriters or their respective affiliates are holders of the 2026 Existing Notes or the Tender Offer Notes and, accordingly, may receive a portion of the net proceeds from the sale of the notes in connection with the redemption, repurchase, repayment or retirement of the 2026 Existing Notes or the Tender Offers. If any one of the underwriters, together with its affiliates and associated persons, were to receive 5% or more of the net proceeds from this offering as a result of the repayment of the 2026 Existing Notes or the sale of the notes in connection with the Tender Offers, such underwriter would be deemed to have a “conflict of interest” with us in regard to this offering under FINRA Rule 5121. Accordingly, this offering will be conducted in accordance with FINRA Rule 5121, which among other things requires that any underwriter with a “conflict of interest” under FINRA Rule 5121 may not confirm sales to any discretionary accounts without receiving prior specific written approval from the account holder. Pursuant to FINRA Rule 5121, the appointment of a qualified independent underwriter is not necessary in connection with this offering because the notes are “investment grade rated,” as defined by FINRA Rule 5121.
Wells Fargo Securities, LLC and BofA Securities, Inc. are acting as dealer managers in connection with the Tender Offers. We have agreed to pay the dealer managers a fee for their services to us and reimburse certain expenses in connection with the Tender Offers.
Other Relationships
The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for the issuer and its subsidiaries, for which they received or may in the future receive customary fees and expenses. Affiliates of certain of the underwriters are lenders and perform other roles under the letter of credit and revolving credit facilities that the issuer or certain of its subsidiaries have access to.
In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer and its subsidiaries. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.
Selling Restrictions
Prohibition of Sales to EEA Retail Investors
Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes to any retail investor in the EEA. For the purposes of this provision: (A) the expression “retail investor” means a person who is one (or more) of the following: (i) a retail client as defined in point (11) of Article 4(1) of MiFID II; (ii) a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a Qualified Investor; and (B) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.
See also “Notice to Prospective Investors in the European Economic Area”.
United Kingdom
Each underwriter has represented and agreed that it has not offered, sold, distributed or otherwise made available and will not offer, sell, distribute or otherwise make available any Notes to any retail investor in the United Kingdom. For the purposes of this provision:
(a) the expression “retail investor” means a person who is either one (or both) of the following:
(i) not a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018; or
(ii) not a qualified investor as defined in paragraph 15 of Schedule 1 to the POATRs; and
(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to buy or subscribe for the notes.
Each underwriter has represented and agreed that:
•it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes which are the subject of the offering contemplated by this prospectus supplement in circumstances in which Section 21(1) of the FSMA does not apply to us; and
•it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.
See also “Notice to Prospective Investors in the United Kingdom” above.
Canada
The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement together with the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
People’s Republic of China
The underwriters will be required to represent and agree that the notes are not being offered or sold and may not be offered or sold, directly or indirectly, in the People’s Republic of China, or the “PRC” (for such purposes, not including the Hong Kong and Macau Special Administrative Regions or Taiwan), except as permitted by all relevant laws and regulations of the PRC.
This prospectus supplement and the accompanying prospectus (i) have not been filed with or approved by the PRC authorities and (ii) do not constitute an offer to sell, or the solicitation of an offer to buy, any notes in the PRC to any person to whom it is unlawful to make the offer of solicitation in the PRC.
The notes may not be offered, sold or delivered, or offered, sold or delivered to any person for reoffering or resale or redelivery, in any such case directly or indirectly (i) by means of any advertisement, invitation, document or activity which is directed at, or the contents of which are likely to be accessed or read by, the public in the PRC, or (ii) o any person within the PRC, other than in full compliance with the relevant laws and regulations of the PRC.
Investors in the PRC are responsible for obtaining all relevant government regulatory approvals/licenses, verification and/or registrations themselves, including, but not limited to, those which may be required by the China Securities Regulatory Commission, the State Administration of Foreign Exchange and/or the National Financial Regulatory Administration, and complying with all relevant PRC laws and regulations, including, but not limited to, all relevant foreign exchange regulations and/or securities investment regulations.
Hong Kong
Each underwriter has represented and agreed that:
•it has not offered or sold and will not offer or sell in Hong Kong any notes by means of any document other than (i) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and
•it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purpose of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to any notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.
Japan
The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended). Each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell any notes directly or indirectly in Japan or to, or for the benefit of, any Japanese person or to others, for re-offering or resale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law of Japan and any other applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.
Singapore
This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the notes were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.
Switzerland
This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.
Taiwan
The notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”), pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the notes in Taiwan.
Republic of Korea
The notes have not been and will not be registered under the Financial Investment Services and Capital Markets Act and the decrees and regulations thereunder (the “FSCMA”) and the notes have been and will be offered in Korea as a private placement under the FSCMA. None of the notes may be offered, sold and delivered, directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except as otherwise permitted under the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the “FETL”). Furthermore, the purchaser of the notes shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the notes. By the purchase of the notes, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or a resident of Korea, it purchased the Notes pursuant to the applicable laws and regulations of Korea.
United Arab Emirates
This prospectus supplement and the accompanying base prospectus have not been reviewed, approved or licensed by the Central Bank of the United Arab Emirates (the “UAE”), the Emirates Securities and Commodities Authority (the “SCA”) or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the UAE including, without limitation, the Dubai Financial Services Authority (the “DFSA”), a regulatory authority of the Dubai International Financial Centre (the “DIFC”).
This prospectus supplement and the accompanying base prospectus are not intended to, and do not, constitute an offer, sale or delivery of shares or other securities under the laws of the UAE. Each underwriter has represented and agreed that the notes have not been and will not be registered with the SCA or the UAE Central Bank, the Dubai Financial Market, the Abu Dhabi Securities Market or any other UAE regulatory authority or exchange. The issue and/or sale of the notes has not been approved or licensed by the SCA, the UAE Central Bank or any other relevant licensing authority in the UAE, and does not constitute a public offer of securities in the UAE in accordance with the Commercial Companies Law, Federal Law No. 1 of 2015 (as amended) or otherwise, does not constitute an offer in the UAE in accordance with the Board Decision No. 37 of 2012 Concerning the Regulation of Investment Funds (whether by a Foreign Fund, as defined therein, or otherwise), and further does not constitute the brokerage of securities in the UAE in accordance with the Board Decision No. 27 of 2014 Concerning Brokerage in Securities.

LEGAL MATTERS
Certain legal matters with respect to United States, New York and Delaware law with respect to the validity of the notes will be passed upon for us by White & Case LLP, New York, New York. Certain legal matters with respect to Bermuda law will be passed upon for us by Conyers Dill & Pearman Limited, Hamilton, Bermuda. Certain legal matters will be passed upon for the underwriters by Willkie Farr & Gallagher LLP, New York, New York.
EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control Over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of ACGL for the year ended December 31, 2025, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 (“PSLRA”) provides a “safe harbor” for forward-looking statements. This prospectus supplement and the accompanying prospectus, our annual report to shareholders, any proxy statement, any other Form 10-K, Form 10-Q or Form 8-K of ours filed with the Securities and Exchange Commission (“SEC”), or any other written or oral statements made by or on behalf of us may include forward-looking statements, which reflect our current views with respect to future events and financial performance, and other information that is not historical information. All statements other than statements of historical fact included in or incorporated by reference in this prospectus supplement and the accompanying prospectus are forward-looking statements. Forward-looking statements, for purposes of the PSLRA or otherwise, can generally be identified by the use of forward-looking terminology such as “should,” “could,” “plans,” “projects,” “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” and similar statements of a future or forward-looking nature or their negative version or variations or similar terminology.
Forward-looking statements reflect our current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below, elsewhere in this prospectus supplement and the accompanying prospectus and in our periodic reports filed with the SEC, and include:
•our ability to successfully implement our business strategy during “soft” as well as “hard” markets;
•acceptance of our business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and our insureds and reinsureds;
•our ability to consummate acquisitions and integrate the business we have acquired or may acquire into our existing operations;
•our ability to maintain or improve our ratings, which may be affected by our ability to raise additional equity or debt financings, by ratings agencies’ existing or new policies and practices, as well as other factors described herein;
•general economic and market conditions (including inflation, interest rates, unemployment, housing prices, foreign currency exchange rates, prevailing credit terms, tariffs, geopolitical instability and conflict and the depth and duration of a recession) and conditions specific to the reinsurance and insurance markets in which we operate;
•competition, including increased competition, on the basis of pricing, capacity (including alternative sources of capital), coverage terms, or other factors;
•developments in the global financial and capital markets and our access to such markets;
•our ability to successfully enhance, integrate and maintain operating procedures (including information technology) to effectively support our current and new business;
•the loss and addition of key personnel;
•material differences between actual and expected assessments for guaranty funds and mandatory pooling arrangements;
•accuracy of those estimates and judgments utilized in the preparation of our financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, deferred income tax assets, contingencies and litigation, and any determination to use the deposit method of accounting;
•greater than expected loss ratios on business written by us and adverse development on claim and/or claim expense liabilities related to business written by our insurance, reinsurance and mortgage subsidiaries;
•the adequacy of the Company’s loss reserves;
•severity and/or frequency of losses;
•greater frequency or severity of unpredictable natural and man-made catastrophic events;

•claims for natural catastrophic events or severe economic events in our insurance, reinsurance and mortgage businesses could cause large losses and substantial volatility in our results of operations;
•availability to us of reinsurance to manage our net exposure and the cost of such reinsurance;
•the failure of reinsurers, managing general agents, third party administrators or others to meet their obligations to us;
•the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by us;
•our investment performance, including legislative or regulatory developments that may adversely affect the fair value of our investments;
•changes in general economic conditions, resulting in downgrades of U.S. securities or sovereign debt by credit rating agencies, which could affect our business, financial condition and results of operations;
•an incident, disruption in operations or other cyber event caused by a cyber attack, inadvertent error, the use of artificial intelligence technologies or other technology on our systems or those of our business partners and service providers, which could negatively impact our business and/or expose us to litigation;
•the effect of climate change on our business;
•the effect of contagious diseases or a pandemic on our business;
•acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events caused by humans;
•the volatility of our shareholders’ equity from foreign currency fluctuations, which could increase due to us not matching portions of our projected liabilities in foreign currencies with investments in the same currencies;
•changes in accounting principles or policies or in our application of such accounting principles or policies;
•changes in the political environment of certain countries in which we operate or underwrite business;
•statutory or regulatory developments, including as to tax matters and insurance and other regulatory matters such as the adoption of legislation that affects Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers and/or changes in regulations or tax laws applicable to us, our subsidiaries, brokers or customers, including the implementation of the Organization for Economic Cooperation and Development (“OECD”) Pillar I and Pillar II initiatives and the enactment of Bermuda corporate income tax and
•the other matters set forth under ITEM 1A “Risk Factors”, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of our 2025 10-K, as well as the other factors set forth in our other documents on file with the SEC, and management’s response to any of the aforementioned factors.
All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
As required by law, we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information contain additional information about us. The SEC maintains an Internet website that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. The SEC’s Internet address is http://www.sec.gov. You can inspect these materials at the offices of the NASDAQ Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.
The SEC allows us to “incorporate by reference” information into this prospectus supplement in addition to the information incorporated by reference in the accompanying prospectus, which means that we can disclose important information by referring you to another document filed separately with the SEC. This information incorporated by reference is considered part of this prospectus supplement, except to the extent that the information is superseded by information in this prospectus supplement. This prospectus supplement incorporates by reference:
•    our Annual Report on Form 10-K for the year ended December 31, 2025 (filed on February 26, 2026), including the sections of our Definitive Proxy Statement on Schedule 14A filed on March 24, 2026, to the extent specifically incorporated by reference into such Annual Report on Form 10-K;
•our Quarterly Report for the quarter ended March 31, 2026 (filed on May 5, 2026); and
•    our Current Reports on Form 8-K filed on January 22, 2026, February 26, 2026, April 20, 2026 and May 7, 2026.
We are also incorporating by reference the information contained in all other documents that we file with the SEC between the date of this prospectus supplement and the earlier of the termination of this offering and the time that all of the notes offered hereby are sold. The information contained in any of these documents will be considered part of this prospectus supplement from the date these documents are filed.
We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.
Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.
If you would like to receive a copy of any document incorporated by reference into this prospectus supplement (which will not include any of the exhibits to the document other than those exhibits that are themselves specifically incorporated by reference into this prospectus supplement), you should call or write to Arch Capital Group Ltd., Clarendon House, 2 Church Street, Hamilton HM 11 Bermuda, Attention: Secretary (telephone (441) 295-1422). We will provide these documents, without charge, by first class mail.

ARCH CAPITAL GROUP LTD.
Common Shares, Preference Shares, Unsecured Debt Securities, Depositary Shares Representing Preference Shares or Common Shares, Warrants to Purchase Common Shares, Preference Shares or Debt Securities, Share Purchase Contracts and Share Purchase Units
ARCH CAPITAL GROUP (U.S.) INC.
Preferred Stock Fully and Unconditionally Guaranteed by Arch Capital Group Ltd. and Unsecured Debt Securities Fully and Unconditionally Guaranteed by Arch Capital Group Ltd.
ARCH CAPITAL FINANCE LLC
Unsecured Debt Securities Fully and Unconditionally Guaranteed by Arch Capital Group Ltd.
An indeterminate amount of the following types of securities may be offered and sold from time to time in one more offerings under this prospectus:
•    Arch Capital Group Ltd. common shares, preference shares, unsecured debt securities, depositary shares representing preference shares or common shares, warrants to purchase common shares, preference shares or debt securities, share purchase contracts and share purchase units
•    Arch Capital Group (U.S.) Inc. preferred stock fully and unconditionally guaranteed by Arch Capital Group Ltd., unsecured debt securities fully and unconditionally guaranteed by Arch Capital Group Ltd.
•    Arch Capital Finance LLC unsecured debt securities fully and unconditionally guaranteed by Arch Capital Group Ltd.
In addition, selling shareholders to be named in a prospectus supplement may offer, Arch Capital Group Ltd. common shares from time to time in one or more offerings.
This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement. You should read this prospectus and the prospectus supplements and the documents incorporated by reference herein and therein carefully before you invest in the securities. A prospectus supplement will describe the securities Arch Capital Group Ltd., Arch Capital Group (U.S.) Inc., Arch Capital Finance LLC and/or the applicable selling shareholder are offering and selling, as well as the specific terms of the securities. Those terms may include, among others, as applicable:
•    Aggregate principal amount
•    Issue price
•    Denomination
•    Currency or composite currency
•    Maturity
•    Interest rate
•    Dividend rate
•    Sinking fund terms
•    Ranking
•    Redemption terms
•    Conversion terms
•    Listing on a securities exchange
•    Amount payable at maturity
•    Liquidation preference
The prospectus supplement may also supplement or update information contained in this prospectus.
Arch Capital Group Ltd.’s common shares are traded on the Nasdaq Global Select Market under the symbol “ACGL.”
INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 1 AND THOSE CONTAINED OR INCORPORATED BY REFERENCE HEREIN OR IN ANY PROSPECTUS SUPPLEMENT OR ANY FREE WRITING PROSPECTUS FROM TIME TO TIME BEFORE MAKING AN INVESTMENT DECISION.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is November 15, 2023.

We have obtained consent under the Exchange Control Act 1972 (and its related regulations) from the Bermuda Monetary Authority for the issue and transfer of shares to and between persons regarded as non-resident in Bermuda for exchange control purposes provided our shares remain listed on an appointed stock exchange, which includes the Nasdaq Global Select Market. Issues and transfers of shares to any person regarded as resident in Bermuda for exchange control purposes may require specific prior approval from the Bermuda Monetary Authority. The Bermuda Monetary Authority accepts no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus.

ARCH CAPITAL GROUP LTD.
Arch Capital Group Ltd. (“Arch Capital”) is a Bermuda exempted company limited by shares and provides insurance, reinsurance and mortgage insurance on a worldwide basis through its wholly owned subsidiaries.
Arch Capital’s principal executive office is located at Waterloo House, Ground Floor, 100 Pitts Bay Road, Pembroke HM 08 Bermuda (telephone number: (441) 278-9250). Additional information about Arch Capital may be found over the Internet at our website at http://www.archcapgroup.com. The information on or accessible from our website is not a part of this prospectus and is not incorporated by reference herein.
You can obtain additional information about us in the reports and other documents incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Incorporation of Documents by Reference.”
ARCH CAPITAL GROUP (U.S.) INC.
Arch Capital Group (U.S.) Inc. (“Arch U.S.”) is a Delaware corporation. Arch U.S. is a wholly-owned subsidiary of Arch Capital. Arch U.S. is a holding company for the U.S.-based insurance and reinsurance operations of Arch Capital. Its principal executive office is located at Harborside Financial Center, 300 Plaza Three, 3rd Floor, Jersey City, NJ 07311 (telephone number: (201) 743-4000).
ARCH CAPITAL FINANCE LLC
Arch Capital Finance LLC (“Arch Finance”) is a Delaware limited liability company. Arch Finance is a wholly-owned subsidiary of Arch U.S. and has no business activities. Its principal office is located at 360 Hamilton Avenue, Suite 600, White Plains, NY 10601 (telephone number: (914) 872-3600).
ABOUT THIS PROSPECTUS
This prospectus is part of an automatically effective registration statement that Arch Capital, Arch-U.S. and Arch Finance (collectively, the “issuers”) have filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf process, each of the issuers may sell securities described in this prospectus, and selling shareholders may sell Arch Capital common shares, from time to time in one or more offerings with prices and other terms to be determined. This prospectus provides you with a general description of the securities that an issuer and/or selling shareholders may offer. This prospectus does not contain all of the information set forth in the registration statement as permitted by the rules and regulations of the SEC. For additional information regarding the issuers and the offered securities, please refer to the registration statement. Each time an issuer or one or more selling shareholders sells securities, we will file a prospectus supplement with the SEC that will contain specific information about the terms of that offering. The prospectus supplement may also add, update and change information contained or incorporated by reference in this prospectus. To the extent that any statement we make in a prospectus supplement is inconsistent with the statements made in this prospectus, the statement made in this prospectus will be deemed modified or superseded by the statement made in such prospectus supplement. You should read this prospectus, any prospectus supplement and any applicable pricing supplement and free writing prospectus, together with additional information incorporated by reference into this prospectus as described under the headings “Where You Can Find More Information” and “Incorporation of Documents by Reference” before you invest in our securities.
None of the issuers has authorized anyone to give any information or make any representation about an issuer that is different from, or in addition to, that contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus prepared by or on behalf of the issuers of any securities or to which the offerors of any securities have referred you. Therefore, if anyone does give you information of this sort, you should not rely on it. The issuers take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer or these securities in any jurisdiction where the offer is not permitted. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any free writing prospectus is accurate as of any date other than their respective dates. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section titled “Where You Can Find More Information.”
In this prospectus, unless the context requires otherwise, “we,” “us,” “our” and “the Company” refer to Arch Capital and its subsidiaries (and do not include any selling shareholders).
RISK FACTORS
Before making an investment decision, you should carefully consider the risks described under “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” in the applicable prospectus supplement and in our then most recent Annual Report on Form 10-K, and in our updates to those risk factors in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. In addition, new risks may emerge at any time, and we cannot predict such risks or estimate the extent to which they may affect our business, financial condition or results of operations.
USE OF PROCEEDS
Except as may otherwise be described in the prospectus supplement relating to an offering of securities, the net proceeds from the sale of the securities included in this prospectus will be used for general corporate purposes. Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of such offering and will be described in the related prospectus supplement.
We will not receive any of the proceeds from the sale of Arch Capital common shares by selling shareholders.
DESCRIPTION OF ARCH CAPITAL SHARE CAPITAL
The authorized share capital of Arch Capital consists of 1,800,000,000 common shares, par value U.S. $0.0011 per share, and 50,000,000 preference shares, par value U.S. $0.01 per share.
Common Shares
General
The following description of Arch Capital’s common shares is a summary. This summary is not complete and is subject to the complete text of applicable laws and Arch Capital’s memorandum of association and bye-laws.
Holders of the common shares have no preemptive, redemption, conversion or sinking fund rights. Subject to the voting restrictions described below, holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares and do not have any cumulative voting rights. In the event of a liquidation, dissolution, or winding up of Arch Capital, the holders of common shares are entitled to share equally and ratably in the assets of Arch Capital, if any, remaining after the payment of all debts and liabilities of Arch Capital and the liquidation preference of any outstanding preference shares. All outstanding common shares are fully paid and non-assessable. The board of directors of Arch Capital, which we refer to as “the board,” is permitted to authorize the issuance of additional common shares. Issuances of common shares are subject to the applicable rules of the Nasdaq Global Select Market or other organizations on whose systems Arch Capital’s common shares may then be quoted or listed.
Transfer Agent
American Stock Transfer & Trust Company is the transfer agent and registrar of Arch Capital’s common shares.

Dividends
Holders of Arch Capital’s common shares are entitled to participate equally in dividends when the board declares dividends on common shares out of funds legally available for dividends. The rights of holders of Arch Capital’s common shares to receive dividends are subject to the preferences of holders of Arch Capital’s preference shares, including Arch Capital’s issued and outstanding preference shares, which require that no dividends may be paid on or with respect to Arch Capital’s common shares prior to the declaration and payment of a dividend with respect to such preference shares.
Liquidation Rights
In the event of a liquidation, dissolution, or winding up of Arch Capital, the holders of common shares have a right to a ratable portion of assets remaining after the payment of all debts and liabilities of Arch Capital, if any, and the liquidation preference of any outstanding preference shares, plus any declared and unpaid dividends thereon, before any distribution is made on any common shares.
Voting Limitation
Under Arch Capital’s bye-laws, if the votes conferred directly or indirectly or by attribution, by Arch Capital’s shares directly or indirectly or constructively owned (within the meaning of section 958 of the Internal Revenue Code of 1986, as amended (the “Code”)) by any U.S. person (as defined in section 7701(a)(30) of the Code) would otherwise represent more than 9.9% of the voting power of all shares entitled to vote generally at an election of directors, the votes conferred by such shares or such U.S. person will be reduced by whatever amount is necessary so that after any such reduction the votes conferred by the shares of such person will constitute 9.9% of the total voting power of all shares entitled to vote generally at an election of directors; provided that, with respect to certain institutional funds, votes shall be reduced in shares held directly by such funds only if and to the extent that reductions in the vote of other shares do not result in satisfaction of the 9.9% threshold and such reduction shall not be effective on or after the date on which such institutional fund reasonably objects in writing.
There may be circumstances in which the votes conferred on a U.S. person are reduced to less than 9.9% as a result of the operation of bye-law 45 because of shares that may be attributed to that person under the Code.
Notwithstanding the provisions of Arch Capital’s bye-laws described above, after having applied such provisions as best as they consider reasonably practicable, the board may make such final adjustments to the aggregate number of votes conferred directly or indirectly or by attribution by the shares directly or indirectly or constructively owned by any U.S. person that they consider fair and reasonable in all the circumstances to ensure that such votes represent 9.9% of the aggregate voting power of the votes conferred by all Arch Capital’s shares entitled to vote generally at an election of directors.
In order to implement bye-law 45, we will assume that all shareholders are U.S. persons unless we receive assurances satisfactory to us that they are not U.S. persons.
Preference Shares
General
The following summary of terms of Arch Capital’s preference shares is not complete. You should refer to the provisions of Arch Capital’s memorandum of association and bye-laws and the terms of each class or series of the preference shares which will be filed with the SEC at or prior to the time of issuance of such class or series of preference shares and described in the applicable prospectus supplement. The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to such series of preference shares.
Arch Capital’s bye-laws allow the board to authorize the issuance of preference shares in one or more series, and may fix the rights and preferences of those shares, including as to dividends, voting (which will be subject to the limitations described above under “Common Shares—Voting Limitation”), redemption, conversion rights and otherwise.
Issuances of preference shares are subject to the applicable rules of the Nasdaq Global Select Market, the New York Stock Exchange or other organizations on whose systems Arch Capital’s preference shares may then be quoted or listed.

Depending upon the terms of preference shares established by the board, any or all series of preference shares could have preferences over the common shares with respect to dividends and other distributions and upon liquidation of Arch Capital. Issuance of any such shares with voting powers, or issuance of additional shares of common shares, would dilute the voting power of the outstanding common shares.
Terms
The specific terms of each series of preference shares offered pursuant to any prospectus supplement will be described in the applicable prospectus supplement related to such series of preference shares.
DESCRIPTION OF ARCH CAPITAL DEBT SECURITIES
General
We may issue debt securities from time to time in one or more series, under one or more indentures. The senior debt indenture and the form of subordinated indenture have been filed as exhibits to the registration statement of which this prospectus is a part, subject to such amendments or supplements as may be adopted from time to time. The senior indenture is, and the subordinated indenture will be, subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under each indenture is unlimited and each indenture sets forth the specific terms of any series of debt securities or provide that such terms will be set forth in, or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.
Terms
The debt securities will be Arch Capital’s unsecured obligations.
The senior debt securities will rank equal in right of payment with all Arch Capital’s other unsecured and unsubordinated indebtedness.
The subordinated debt securities will be subordinated in right of payment to the prior payment in full of all Arch Capital’s senior indebtedness.
The specific terms of each series of debt securities will be set forth in the applicable prospectus supplement relating thereto.
DESCRIPTION OF ARCH CAPITAL DEPOSITARY SHARES
General
We may, at our option, elect to offer depositary shares, each consisting of one or more, or a specified fraction, of a common share or a preference share of a particular series. In the event we elect to do so, depositary receipts evidencing depositary shares will be issued to the public.
The specific terms of the depositary shares offered by any prospectus supplement, will be described in the applicable prospectus supplement related to such depositary shares.
DESCRIPTION OF ARCH CAPITAL WARRANTS TO PURCHASE
COMMON SHARES OR PREFERENCE SHARES
We may issue common share warrants or preference share warrants (collectively, “share warrants”) independently or together with any securities offered by any prospectus supplement and such common share warrants or preference share warrants may be attached to or separate from such securities.
The specific terms of each series of share warrants offered by any prospectus supplement will be described in the applicable prospectus supplement related to such share warrants.

DESCRIPTION OF ARCH CAPITAL WARRANTS TO PURCHASE DEBT SECURITIES
We may issue debt warrants independently or together with any securities offered by any prospectus supplement and such debt warrants may be attached to or separate from such securities. Each series of debt warrants will be issued under a separate debt warrant agreement to be entered into between us and a debt warrant agent, all as set forth in the applicable prospectus supplement. The debt warrant agent will act solely as our agent in connection with the certificates representing the debt warrants and will not assume any obligation or relationship of agency or trust for or with any holders of debt warrant certificates or beneficial owners of debt warrants.
The specific terms of each series of debt warrants offered by any prospectus supplement will be described in the applicable prospectus supplement related to such debt warrants.
Warrant holders will not have any of the rights of holders of debt securities, including the right to receive the payment of principal of, any premium or interest on, or any additional amounts with respect to, the debt securities or to enforce any of the covenants of the debt securities or the applicable indenture except as otherwise provided in such indenture.
DESCRIPTION OF ARCH CAPITAL
SHARE PURCHASE CONTRACTS AND SHARE PURCHASE UNITS
We may issue share purchase contracts, representing contracts obligating the holders thereof to purchase from us, and for us to sell to such holders, or obligating the holders thereof to sell to us, and for us to purchase from such holders, a fixed or varying number of common shares or preference shares at a future date or dates. The price per share may be fixed at the time the share purchase contracts are entered into or may be determined by reference to a specific formula set forth in the share purchase contracts. Any share purchase contract may include anti-dilution provisions to adjust the number of shares to be delivered pursuant to such share purchase contract upon the occurrence of certain events. The share purchase contracts may be entered into separately or as a part of share purchase units consisting of one or more share purchase contracts and any one or more of:
(1)    debt securities of Arch Capital (which may be senior or subordinated);
(2)    debt securities of Arch U.S. (which may be senior or subordinated), fully and unconditionally guaranteed             by Arch Capital;
(3)    senior debt securities of Arch Finance, fully and unconditionally guaranteed by Arch Capital;
(4)    preference shares of Arch Capital;
(5)    preference shares of Arch U.S., fully and unconditionally guaranteed by Arch Capital; or
(6)    debt or equity obligations of third parties, including U.S. Treasury securities.
The specific terms of the share purchase contract offered by any prospectus supplement will be described in the applicable prospectus supplement related to such share purchase contracts.
DESCRIPTION OF ARCH CAPITAL GROUP (U.S.) INC. PREFERRED STOCK
General
In this section, references to “Arch U.S.” refer solely to Arch Capital Group (U.S.) Inc. and not its subsidiaries.
The following summary of terms of Arch U.S.’s preferred stock is not complete. You should refer to the provisions of Arch U.S.’s certificate of incorporation and by-laws, the Delaware General Corporation Law and the terms of each class or series of the preferred stock which will be filed with the SEC at or prior to the time of issuance of such class or series of preferred stock and described in the applicable prospectus supplement. The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to such series of preferred stock.

Under Arch U.S.’s certificate of incorporation, Arch U.S.’s board of directors is authorized to issue shares of preferred stock in one or more series, and may fix the terms of those shares, including as to the number of shares to be included in the series, the designation, powers, preferences and rights of the shares of the series and the qualifications, limitations or restrictions of such series.
As of the date of this prospectus, Arch U.S. is authorized to issue up to 1,000 shares of preferred stock, par value $0.01 per share.
The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. Arch U.S.’s board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose.
Terms
The specific terms of each series of preferred stock offered by any prospectus supplement will be described in the applicable prospectus supplement related to such preferred stock.
Guarantee
Payment of the guarantee payments in respect of the preferred stock will be fully and unconditionally guaranteed on an unsecured basis by Arch Capital. The guarantee will be an unsecured obligation of Arch Capital and will rank (i) subordinate and junior in right of payment, and subject, to all liabilities of Arch Capital, except those made pari passu or subordinate by their terms, (ii) pari passu with the most senior preferred stock or preference shares now or hereafter issued by Arch Capital and with any guarantee now or hereafter entered into by Arch Capital in respect of any of the most senior preferred stock or preference stock of any affiliate of Arch Capital, and (iii) senior to all common shares now or hereafter issued by Arch Capital.
DESCRIPTION OF ARCH CAPITAL GROUP (U.S.) INC. UNSECURED DEBT SECURITIES
In this section, references to “Arch U.S.” refer solely to Arch Capital Group (U.S.) Inc. and not its subsidiaries.
Arch U.S. may issue debt securities from time to time in one or more series, under one or more indentures. The senior debt indenture and the form of subordinated indenture have been filed as exhibits to the registration statement of which this prospectus is a part, subject to such amendments or supplements as may be adopted from time to time. The senior indenture is, and the subordinated indenture will be, subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under each indenture is unlimited and each indenture sets forth the specific terms of any series of debt securities or provides that such terms will be set forth in, or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.
The specific terms of each series of debt securities will be set forth in the applicable prospectus supplement related thereto.
The debt securities will be fully and unconditionally guaranteed by Arch Capital, as the guarantor.
DESCRIPTION OF ARCH CAPITAL FINANCE LLC UNSECURED DEBT SECURITIES
Arch Finance may issue debt securities from time to time in one or more series, under one or more indentures. The senior debt indenture has been filed as an exhibit to the registration statement of which this prospectus is a part, subject to such amendments or supplements as may be adopted from time to time. The senior debt indenture is subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under the indenture is unlimited and the indenture sets forth the specific terms of any series of debt securities or provide that such terms will be set forth in, or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.
The specific terms of each series of debt securities will be set forth in the applicable prospectus supplement related thereto.

The debt securities will be fully and unconditionally guaranteed by Arch Capital, as the guarantor.
SELLING SHAREHOLDERS
To the extent that this prospectus is used by any selling shareholder to resell any Arch Capital common shares, information with respect to the selling shareholder will be contained in a supplement to this prospectus.
PLAN OF DISTRIBUTION
We or selling shareholders may sell the securities:
•    through underwriters or dealers;
•    through agents;
•    directly to purchasers; or
•    through a combination of any such methods of sale.
Any underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). If such underwriters, dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.The prospectus supplement relating to any offering of securities by us or any selling shareholders will set forth its offering terms, including the name or names of any underwriters, the name or names of the selling shareholders, if any, the purchase price of the securities and the proceeds to us from such sale, the expenses of the offering, any over-allotment or other options under which the underwriters may purchase additional securities from us or any selling shareholders, any underwriting discounts, commissions and other items constituting underwriters’ compensation, any public offering price, any discount or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed. Only underwriters so named in the prospectus supplement are deemed to be underwriters in connection with the securities offered by us or any selling shareholders within this prospectus.
If underwriters are used in the sale, they will acquire the securities for their own account and may resell them from time to time in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, or at prices related to such prevailing market prices, or at negotiated prices. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the offered securities if any are purchased. Any public offering price and any discounts or concessions allowed or real-lowed or paid to dealers may be changed from time to time.
Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us or any selling shareholders to the agent will be set forth, in the accompanying prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.
If so indicated in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase securities from us or any selling shareholders at the public offering price set forth in the accompanying prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject to any conditions set forth in the accompanying prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of these con-tracts. The underwriters and other persons soliciting these contracts will have no responsibility for the validity or performance of any such contracts.
Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. Accordingly, no assurance can be given as to the liquidity of or the trading market for any such securities. If commenced, the underwriters may discontinue any of the activities at any time. If any such activities will occur, they will be described in the applicable prospectus supplement.
Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act or to contribution by us to payments they may be required to make in respect thereof.
Certain of the underwriters, agents or dealers and their associates may engage in transactions with and perform services for us in the ordinary course of business.
We or the selling shareholders may use underwriters, dealers or agents with whom we have a material relationship. We will describe in the applicable prospectus supplement, naming the underwriter, dealer or agent, the nature of any such relationship.
Arch Capital’s common shares are quoted on Nasdaq Global Select Market under the symbol “ACGL.” Securities of any of the issuers may be listed on one or more securities exchanges from time to time. Unless we state otherwise in the applicable prospectus supplement, we do not intend to apply for listing of the other securities on any securities exchange or other stock market.
WHERE YOU CAN FIND MORE INFORMATION
Arch Capital
Arch Capital is subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), and in accordance therewith, files annual, quarterly and current reports, proxy statements and other information with the SEC. These reports, proxy statements and other information contain additional information about Arch Capital. Arch Capital’s SEC filings are available to the public over the internet at the SEC’s website at http://www.sec.gov.
Arch Capital Group (U.S.) Inc.
Arch U.S. is not currently subject to the information reporting requirements of the Exchange Act. Arch U.S. is a wholly-owned subsidiary of Arch Capital. Any future issuances of preferred stock or debt securities of Arch U.S. will be fully and unconditionally guaranteed by Arch Capital. See “Description of Arch Capital Group (U.S.) Inc. Preferred Stock” and “Description of Arch Capital Group (U.S.) Inc. Unsecured Debt Securities.”
Arch Capital Finance LLC
Arch Finance is not currently subject to the information reporting requirements of the Exchange Act. Arch Finance is a wholly-owned subsidiary of Arch Capital. Any future issuances of debt securities of Arch Finance will be fully and unconditionally guaranteed by Arch Capital. See “Description of Arch Capital Finance LLC Unsecured Debt Securities.”
INCORPORATION OF DOCUMENTS BY REFERENCE
The SEC allows Arch Capital to “incorporate by reference” information into this prospectus, which means that it can disclose important information by referring you to another document filed separately with the SEC. This prospectus incorporates by reference the documents listed below which have been filed by Arch Capital with the SEC and any future filings with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information in the documents that is deemed to have been furnished and not filed). Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus.
•    Annual report on Form 10-K for the year ended December 31, 2022.
•    Quarterly reports on Form 10-Q for the periods ended March 31, 2023, June 30, 2023, and September 30, 2023.

•    Proxy Statement on Schedule 14A filed on March 23, 2023 (solely those portions that were incorporated by reference into Part III of the annual report).
•    Current reports on Form 8-K filed February 24, 2023, May 8, 2023, August 24, 2023, October 2, 2023, October 30, 2023 and November 13, 2023 (except for the information furnished under Items 2.02 or 7.01 and the exhibits furnished thereto).
•    The description of the common shares contained in our registration statement on Form 8-A filed on August 23, 2002 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.
•The description of our outstanding 5.45% Non-Cumulative Preferred Shares, Series F, par value US $0.01 per share, contained in our registration statement on Form 8-A filed on August 17, 2017, pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.
•    The description of our outstanding 4.55% Non-Cumulative Preferred Shares, Series G, par value US $0.01 per share, contained in our registration statement on Form 8-A filed on June 11, 2021 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.
Arch Capital is also incorporating by reference the information contained in all other documents that it files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information in the documents that is deemed to have been furnished and not filed), after the date of this prospectus and prior to the termination of an offering shall be deemed to be incorporated by reference into this prospectus. The information contained in any of these documents will be considered part of this prospectus from the date these documents are filed. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.
If you would like to receive a copy of any document incorporated by reference into this prospectus (which will not include any of the exhibits to the document other than those exhibits that are themselves specifically incorporated by reference into this prospectus) or an issuer’s constitutional documents, you should call or write to Arch Capital Group Ltd., Waterloo House, Ground Floor, 100 Pitts Bay Road, Pembroke HM 08 Bermuda, Attention: Secretary (telephone (441) 278-9250). Arch Capital will provide these documents, without charge, by first class mail.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 (“PSLRA”) provides a “safe harbor” for forward-looking statements. This prospectus and any accompanying prospectus supplement, as well as the documents incorporated by reference in this prospectus or any accompanying prospectus,or any other written or oral statements made by or on behalf of us may include forward- looking statements, which reflect our current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this prospectus are forward-looking statements. Forward-looking statements, for purposes of the PSLRA or otherwise, can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” and similar statements of a future or forward-looking nature or their negative or variations or similar terminology.
Forward-looking statements involve our current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed in our periodic reports filed with the SEC.
All subsequent written and oral forward‑looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in our periodic reports filed with the SEC. We undertake no obligation to publicly update or revise any forward‑looking statement, whether as a result of new information, future events or otherwise.

LEGAL MATTERS
Certain legal matters with respect to the securities will be passed upon for the issuers by White & Case LLP, New York, New York. Certain legal matters with respect to the securities under the laws of Bermuda will be passed upon for us by Conyers Dill & Pearman Limited, Hamilton, Bermuda.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Arch Capital for the year ended December 31, 2022, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
With respect to the unaudited financial information of Arch Capital for the three-month periods ended March 31, 2023 and 2022 and the three-month and six-month periods ended June 30, 2023 and 2022, incorporated by reference in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 4, 2023 and August 2, 2023, incorporated by reference herein state that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited financial information because these reports are not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.
ENFORCEMENT OF CIVIL LIABILITIES UNDER UNITED STATES FEDERAL SECURITIES LAWS
We are a Bermuda company. In addition, certain of our directors and officers, as well as certain of the experts named in this prospectus, reside outside the United States, and all or a substantial portion of our assets and their assets are located outside the United States. Therefore, it may be difficult for investors to effect service of process within the United States upon those persons or to recover against us or those persons on judgments of courts in the United States, including judgments based on civil liabilities provisions of the United States federal securities laws. However, investors may serve Arch Capital with process in the United States with respect to actions against us arising out of or in connection with violations of United States federal securities law relating to offers and sales of securities covered by this prospectus by serving National Registered Agents, Inc., 440 9th Avenue, 5th Floor, New York, New York 10001, its United States agent irrevocably appointed for that purpose.
We have been advised by Conyers Dill & Pearman Limited, our Bermuda counsel, that the United States and Bermuda do not currently have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. We also have been advised by Conyers Dill & Pearman Limited that there is doubt as to whether the courts of Bermuda would enforce (1) judgments of United States courts based on the civil liability provisions of the United States federal securities laws obtained in actions against us or our directors and officers, and (2) original actions brought in Bermuda against us or our officers and directors based solely upon the United States federal securities laws. A Bermuda court may, however, impose civil liability on us or our directors or officers in a suit brought in the Supreme Court of Bermuda; provided that the facts alleged constitute or give rise to a cause of action under Bermuda law. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under the U.S. federal securities laws, would not be allowed in Bermuda courts to the extent that they are contrary to public policy.

ARCH CAPITAL GROUP LTD.
Common Shares, Preference Shares, Unsecured Debt Securities, Depositary Shares Representing Preference Shares or Common Shares, Warrants to Purchase Common Shares, Preference Shares or Debt Securities, Share Purchase Contracts and Share Purchase Units

ARCH CAPITAL GROUP (U.S.) INC.
Preferred Stock Fully and Unconditionally Guaranteed by Arch Capital Group Ltd. and Unsecured Debt Securities Fully and Unconditionally Guaranteed by Arch Capital Group Ltd.

ARCH CAPITAL FINANCE LLC
Unsecured Debt Securities Fully and Unconditionally Guaranteed by Arch Capital Group Ltd.

The date of this prospectus is November 15, 2023.

The date of this prospectus supplement is , 2026.